UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

HELIX ENERGY SOLUTIONS GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 21, 2014

Dear Shareholder:

You are cordially invited to join us for our 2014 Annual Meeting of Shareholders to be held on Thursday, May 1, 2014 at 10:00 a.m. at Helix Energy Solutions Group, Inc.’s corporate office, 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043. Beginning at 9:30 a.m., employees and officers will be available to provide information about 2013 developments.

The materials following this letter include the formal Notice of Annual Meeting of Shareholders and the proxy statement. The proxy statement describes the business to be conducted at the meeting, including the election of two directors; the ratification of the appointment of Ernst & Young LLP as our independent auditors for the 2014 fiscal year; and the approval on a non-binding advisory basis of the 2013 compensation of our named executive officers. At the meeting, we will also report on industry matters of current interest to our shareholders, and you will have an opportunity to meet with some of our directors and officers.

We have elected to furnish proxy materials to our shareholders on the Internet pursuant to rules adopted by the Securities and Exchange Commission. We believe these rules enable us to provide you with the information you need, while making delivery more efficient, more cost effective and friendlier to the environment. In accordance with these rules, we have sent a Notice of Availability of Proxy Materials to each of our shareholders.

Whether you own a few or many shares of our stock, it is important that your shares be represented. Regardless of whether you plan to attend the Annual Meeting in person, please take a moment now to vote your proxy over the Internet, by telephone, or if this statement was mailed to you, by completing and signing the enclosed proxy card and promptly returning it in the envelope provided. The Notice of Annual Meeting of Shareholders on the inside cover of this proxy statement includes instructions on how to vote your shares.

The officers and directors of Helix appreciate and encourage shareholder participation. We look forward to seeing you at the annual meeting.

Sincerely,

Owen Kratz

President and Chief Executive Officer

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on May 1, 2014

The Helix Energy Solutions Group, Inc. Proxy Statement and Annual Report on Form 10-K for the

fiscal year ended December 31, 2013 are available electronically at

www.helixesg.com/annualmeeting

HELIX ENERGY SOLUTIONS GROUP, INC.

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

DATE:	Thursday, May 1, 2014

TIME:	10:00 a.m. Central Daylight Time (Houston Time)

PLACE:	Helix Energy Solutions Group, Inc.’s Corporate Office
3505 West Sam Houston Parkway North, Suite 400
Houston, Texas 77043

ITEMS OF BUSINESS:	1. To elect two Class III directors to serve a three-year term expiring at the Annual Meeting of Shareholders in 2017 or, if at a later date, until their successors are elected and qualified.
2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.
3. To approve, on a non-binding advisory basis, the 2013 compensation of our named executive officers.
4. To consider any other business that may properly be considered at the Annual Meeting or any adjournment thereof.

RECORD DATE:	You may vote at the Annual Meeting if you were a holder of record of our common stock at the close of business on March 7, 2014.

VOTING BY PROXY:	In order to avoid additional solicitation expense to us, please vote your proxy as soon as possible, even if you plan to attend the Annual Meeting. Shareholders of record can vote by one of the following methods:

1. CALL (866) 883-3382 to vote by telephone anytime up to 12:00 noon Central Daylight Time on April 30, 2014; OR
2. GO TO THE WEBSITE: www.proxypush.com/hlx to vote over the Internet anytime up to 12:00 noon Central Daylight Time on April 30, 2014; OR

3. IF PRINTED PROXY MATERIALS WERE MAILED TO YOU, MARK, SIGN, DATE AND RETURN your proxy card in the enclosed postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 1, 2014:	The proxy statement and 2013 Annual Report to Shareholders (including our Annual Report on Form 10-K) for the fiscal year ended December 31, 2013 are also available at www.HelixESG.com/annualmeeting .

By Order of the Board of Directors,

Alisa B. Johnson
Executive Vice President, General Counsel and Corporate Secretary
Houston, Texas
March 21, 2014

YOUR VOTE IS IMPORTANT

HELIX ENERGY SOLUTIONS GROUP, INC.

3505 West Sam Houston Parkway North, Suite 400

Houston, Texas 77043

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 1, 2014

The Board of Directors of Helix Energy Solutions Group, Inc., a Minnesota corporation that is referred to herein as “Helix,” the “Company,” “we,” “us,” or “our,” is soliciting your proxy to vote at the 2014 Annual Meeting of Shareholders (“Annual Meeting”) on Thursday, May 1, 2014. This proxy statement contains information about the items being voted on at the Annual Meeting and information about Helix. Please read it carefully.

The Annual Meeting will be held at Helix Energy Solutions Group, Inc.’s corporate office, 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043. The Board of Directors of Helix (the “board”) has set March 7, 2014 as the record date for the Annual Meeting. There were 105,733,623 shares of Helix’s common stock outstanding on the record date.

If you attend the Annual Meeting, please note that you may be asked to present valid picture identification. Cameras, recording devices and other electronic devices may not be permitted at the meeting other than those operated by Helix or its designees.

As permitted by the Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our 2013 Annual Report available to our shareholders electronically via the Internet. On or about March 21, 2014, we intend to mail to our shareholders a Notice of Internet Availability of Proxy Materials (“Notice”). The Notice contains instructions on how to vote online, by telephone or, in the alternative, request a paper copy of the proxy materials and a proxy card. By providing the Notice and access to our proxy materials via the Internet, we are lowering the costs and reducing the environmental impact of our Annual Meeting.

GENERAL INFORMATION

1.	Why am I receiving these materials?

We are providing these proxy materials to you in connection with our Annual Meeting, to be held on Thursday, May 1, 2014 at 10:00 a.m. at Helix Energy Solutions Group, Inc.’s corporate office, 3505 West Sam Houston Parkway North, Suite 400, Houston,

Texas 77043, and all reconvened meetings after adjournments thereof. As a shareholder of Helix, you are invited to attend the Annual Meeting and are entitled and requested to vote on the proposals described in this proxy statement.

2.	What proposals will be voted on at the Annual Meeting?

Three matters are currently scheduled to be voted on at the Annual Meeting.

1.	First is the election of two Class III directors to our board, to serve a three-year term expiring at the Annual Meeting of Shareholders in 2017 or, if at a
later date, until their successors are elected and qualified.

2.	Second is the ratification of the selection by our Audit Committee of the board of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

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3.	Third is the approval, on a non-binding advisory basis, of the 2013 compensation of our named executive officers.

Although we do not expect any other items of business, we will also consider other business that properly comes before the Annual Meeting in accordance with Minnesota law and our By-laws. The Chair of the Annual Meeting may refuse to allow the presentation of a proposal or a nomination for the board from the floor of the Annual Meeting if the proposal or nomination is not properly submitted.

3.	Who may vote at the Annual Meeting?

The board has set March 7, 2014 as the record date for our Annual Meeting. Owners of Helix common stock whose shares are recorded directly in their name in our stock register (shareholders of record) at the close of business on March 7, 2014 may vote their shares on the matters to be acted upon at the Annual Meeting. Shareholders who, as of March 7, 2014, hold shares of our common stock in “street name,” that is, through an account with a broker, bank or other nominee, may direct the holder of record how to vote their shares at the Annual Meeting by following the instructions for this purpose you will receive from the holder of record. You are entitled to one vote on each of the matters presented at the Annual Meeting for each share of common stock you held on the record date.

4.	How does the board recommend that I vote and what are the voting standards?

Voting Item	Our Board’s Voting Recommendations	Voting Standard to Approve Proposal (assuming a quorum is present)	Treatment of:
			Abstentions	Broker Non-Votes

1. Election of Directors	“FOR” each nominee	Plurality Voting Standard: The two nominees receiving the greatest number of votes cast	“Withhold authority” or abstentions not counted as votes cast and as such have no effect	Not counted as votes cast and as such have no effect

2. Ratification of Public Accounting Firm	“FOR”	Majority of Votes Cast: Votes that shareholders cast “for” must exceed the votes that shareholders cast “against”	Counted as votes “against”	Not counted as votes cast and as such have no effect; brokers may vote without restriction on this proposal

3. Advisory Approval of the 2013 Compensation for Named Executive Officers*	“FOR”	Majority of Votes Cast: Votes that shareholders cast “for” must exceed the votes that shareholders cast “against”	Counted as votes “against”	Counted as votes “against”

* Because this shareholder vote is advisory, the vote will not be binding on the board or Helix. The Compensation Committee, however, will review the voting results and take them into consideration when making future compensation decisions for our executive officers.

5.	If I received a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the proxy materials, why was that the case?

We are using the “notice and access” process permitted by the SEC to distribute proxy materials to certain shareholders. This process allows us to post proxy materials on a designated website and notify shareholders of the availability of the proxy materials on that website. As such, we are furnishing proxy materials, including this proxy statement and our 2013

Annual Report, by providing access to those documents on the Internet for most shareholders instead of mailing paper copies.

The Notice, which is being mailed to most of our shareholders, describes how to access and review all of the proxy materials on the Internet. The Notice also

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describes how to vote via the Internet. If you would like to receive a paper copy by mail or an electronic copy by e-mail of our proxy materials, you should follow the instructions in the Notice for requesting those materials. Your request to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact on the environment.

6.	Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

No. The Notice identifies the matters to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it.

7.	How do I vote my shares and obtain directions to the Annual Meeting?

You may either vote your shares in person at the Annual Meeting or designate another person to vote the shares you own. That other person is called a “proxy,” and you may vote your shares by means of a proxy using one of the following methods of voting if you are a shareholder of record:

•	Electronically using the Internet,
•	By telephone, or
•	If this proxy statement was mailed to you, by signing and dating the enclosed proxy card and returning it in the prepaid envelope.

The instructions for these three methods are set forth on the Notice, which immediately follows the Table of Contents, and also on the proxy card. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted as recommended by our board. The giving of such proxy does not affect your right to vote in person if you attend the meeting.

Directions to the Annual Meeting can be obtained at www.Helixesg.com/annualmeeting or by calling (888) 345-2347.

8.	Am I a shareholder of record?

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Wells Fargo Bank, N.A., Shareowner Services (“Well Fargo”), you are considered a shareholder of record with respect to those shares and the Notice is being sent directly to you by Wells Fargo. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy. To vote your shares at the Annual Meeting you should bring proof of identification. Whether or not you plan to attend the Annual Meeting, we urge you to vote via the Internet, by telephone, or by completing, signing and returning the proxy card.

Beneficial Owner. If, however, like most shareholders of Helix, you hold your shares in “street name” through a broker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of those shares, and the Notice is being forwarded to you by the record holder. If you are a beneficial owner, you may appoint proxies and vote as provided by that broker, bank or other nominee. The availability of telephone or internet voting will depend upon the voting process of the broker, bank or other nominee. You should follow the voting directions provided by your broker, bank or other nominee. If you provide specific voting instructions in accordance with the directions provided by your broker, bank or other nominee, your shares will be voted by such party as you have directed. The organization that holds your shares, however, is considered the shareholder of record for purposes of voting at the Annual Meeting. Accordingly, you may vote shares held in “street name” at the Annual Meeting only if you obtain a signed “legal proxy” from the record holder (broker, bank or other nominee) giving you the right to vote the shares and you provide an account statement or letter from that nominee showing that you were the beneficial owner of the shares on the record date. If your shares are not registered in your name and you plan to attend the Annual Meeting and vote your shares in person, you should contact your broker, bank or other nominee in whose name your shares are registered to obtain a proxy executed in your favor and bring it to the Annual Meeting.

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9.	May I change my vote?

Yes, if you are a shareholder of record, you may change your vote and revoke your proxy by:

•	sending a written statement to that effect to the Corporate Secretary of Helix,
•	submitting a properly signed proxy card with a later date, or
•	voting in person at the Annual Meeting.

If you hold shares in “street name,” you must follow the procedures required by the holder of record, either your broker, bank or other nominee, to revoke or change a proxy. You should contact the shareholder of record directly for more information on these procedures.

10.	What is a quorum?

A majority of Helix’s outstanding common shares as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the Annual Meeting if a shareholder:

•	is present in person at the Annual Meeting, or
•	has properly submitted a proxy (either by written proxy card or by voting on the Internet or by telephone).

Proxies received but marked as abstentions or withholding authority, if any, and broker non-votes, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

11.	What are broker non-votes and abstentions?

If you are the beneficial owner of shares held in “street name” by a broker, bank or other nominee, then the broker, bank or other nominee, as shareholder of record, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, bank or other nominee, then it will have discretion to vote the shares with respect to “routine” matters, such as the ratification of the selection of an independent registered public accounting firm, but will not be permitted to vote with respect to “non-routine” matters, such as the election of directors and the approval, on a non-binding advisory basis, of the 2013 compensation of our named executive officers. Accordingly, if you do not instruct your broker, bank or other nominee on how to vote your shares with respect to these non-routine matters, your shares will be broker non-votes with respect to those proposals.

An abstention is a decision by a shareholder to take a neutral position on a proposal being submitted to shareholders at a meeting. Taking a neutral position through an abstention is considered a vote cast on a proposal being submitted at a meeting.

12.	How many shares can vote?

On the record date, there were 105,733,623 shares of Helix common stock outstanding and entitled to vote at the Annual Meeting held by approximately 24,751 beneficial owners. These are the only securities entitled to vote. Each holder of a share of common stock is entitled to one vote for each share held.

13.	What happens if additional matters are presented at the Annual Meeting?

Other than the election of two Class III directors, the ratification of the selection of Ernst & Young LLP as our independent auditors for the 2014 fiscal year and an advisory, non-binding approval of the 2013 compensation of our named executive officers, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Minnesota law and our By-laws.

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14.	What if I don’t give specific voting instructions?

Shareholders of Record. If you are the shareholder of record and you return a signed proxy card but do not indicate how you wish to vote, then your shares will be voted in accordance with the recommendations of our board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the Annual Meeting. If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions.

Beneficial Owners. If you are a beneficial owner and hold your shares in “street name” and do not provide your broker, bank or other nominee with voting instructions, the broker, bank or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers bankers and other nominees have the discretion to vote on “routine” matters, such as the ratification of the selection of an independent registered public accounting firm, but do not have discretion to vote on “non-routine” matters, such as the election of directors and the approval, on a non-binding advisory basis, of the 2013 compensation of our named executive officers.

Your vote is especially important. If your shares are held by a broker, bank or other nominee, your broker, bank or other nominee cannot vote your shares for the election of directors and the approval, on a non-binding advisory basis, of the 2013 compensation of our named executive officers unless you provide voting instructions. Therefore, please promptly instruct your broker, bank or other nominee regarding how to vote your shares regarding these matters.

15.	Is my vote confidential?

Proxy cards, proxies delivered by Internet or telephone, ballots and voting tabulations that identify individual shareholders are mailed or returned directly to Wells Fargo as the independent inspector of election and handled in a manner that protects your voting privacy. As the independent inspector of election, Wells Fargo will count the votes.

16.	May shareholders ask questions at the Annual Meeting?

Yes. During the Annual Meeting shareholders may ask questions or make remarks directly related to the matters being voted on. In order to ensure an orderly meeting, we ask that shareholders direct questions and comments to the Chairman. In order to provide this opportunity to every shareholder who wishes to speak, the Chairman may limit each shareholder’s remarks to two minutes. In addition, beginning at 9:30 a.m., our employees and officers will be available to provide information about 2013 developments and to answer questions of more general interest regarding Helix.

17.	What does it mean if I receive more than one proxy card?

It means you hold shares registered in more than one account. To ensure that all your shares are voted, please follow the instructions and vote the shares represented by each such card. To avoid this situation in the future, we encourage you to have all accounts registered in the same name and address whenever possible. For shares held directly by you, you can do this by contacting our transfer agent, Wells Fargo, at (800) 468-9716.

18.	Who will count the votes?

We have hired a third party, Wells Fargo, to judge the voting, be responsible for determining whether or not a quorum is present, and tabulate votes cast by proxy or in person at the Annual Meeting.

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19.	Who will bear the cost for soliciting votes for the Annual Meeting?

We will bear all expenses in conjunction with the solicitation of proxies, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to beneficial owners; provided, however, we will not bear any costs related to an individual shareholder’s use of the Internet or telephone to cast their vote. Proxies may be solicited by mail, in person, or by telephone or by facsimile by certain of our officers, directors and regular employees, without extra compensation.

20.	How do I find out the results of the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting and posted on our website under Investor Relations at www.HelixESG.com. The final voting results will be reported in a Current Report on Form 8-K filed in accordance with SEC rules.

21.	Whom should I call with other questions?

If you have additional questions about this proxy statement or the Annual Meeting, or would like additional copies of this proxy statement or our 2013 Annual Report to Shareholders (including our Annual

Report on Form 10-K), please contact: the Corporate Secretary, Helix Energy Solutions Group, Inc., 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043, telephone: (281) 618-0400.

22.	How may I communicate with Helix’s Board of Directors?

Interested parties may send communications in care of the Corporate Secretary, Helix Energy Solutions Group, Inc., 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043. Please indicate whether your message is for our board as a whole, or a particular group or committee of directors, or an individual director.

23.	When are shareholder proposals for the 2015 Annual Meeting of Shareholders due?

All shareholder proposals must be submitted in writing to the Corporate Secretary, Helix Energy Solutions Group, Inc., 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043. Any shareholder who intends to present a proposal at the 2015 Annual Meeting of Shareholders must deliver the proposal to us so that it is received no later than November 21, 2014, to have the proposal included in our proxy materials for that meeting. Shareholder proposals must also meet other requirements of the Securities Exchange Act of 1934, as amended (“Exchange Act”), to be eligible for inclusion. In addition, our By-laws permit shareholders to propose business to be considered and to nominate directors for election by the shareholders. To propose business or to nominate a director, the shareholder must deliver a notice to the Corporate Secretary prior to January 31, 2015 setting forth the name of the nominee and all information required to be disclosed in solicitations of proxies or otherwise required pursuant to Regulation 14A under the Exchange Act together with such person’s written consent to serve as a director if elected.

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PROPOSAL 1: ELECTION OF DIRECTORS

Two directors are to be elected at the Annual Meeting. The board has nominated two incumbent directors, Nancy K. Quinn and William L. Transier, to stand for re-election as Class III directors to the board to serve a three-year term until the 2017 Annual Meeting of Shareholders or, if at a later date, until their successors are elected and qualified. Ms. Quinn and Mr. Transier are currently serving as Class III directors.

The nominees have agreed to be named in this proxy statement and have indicated a willingness to continue to serve if elected. The Corporate Governance and Nominating Committee of the board has determined that each of the nominees qualifies for election under its criteria for the evaluation of directors and nominated the candidates for election. If the nominees become unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the board, unless a contrary instruction is indicated on the proxy card. The board has no reason to believe that either of the nominees will become unavailable. The board has affirmatively determined that each of the nominees qualifies as “independent” as that term is defined under NYSE Rule 303A and applicable rules promulgated by the SEC.

Unless otherwise instructed, the persons named as proxies will vote all proxies received FOR the election of each person named as nominee below as a Class III director for a term of three years, until the Annual Meeting of Shareholders to be held in 2017 or, if at a later date, until their respective successor is elected and qualified. There is no cumulative voting in the election of directors and the Class III directors will be elected by a plurality of the votes cast at the Annual Meeting.

In the section below, we provide the name and biographical information about each of the Class III nominees and each other member of the board. Age and other information in the director’s biographical information are as of March 7, 2014. Information about the number of shares of our common stock beneficially owned by each director as of March 7, 2014 appears below under the heading “Share Ownership Information – Management Shareholdings” on pages 56-57.

There are no family relationships among any of our directors, nominees for director or executive officers.

Board of Directors Recommendation

The board recommends that you vote “FOR” the nominees to the Board of Directors set forth in this Proposal 1.

Vote Required

Election of each director requires the affirmative vote of a plurality of the shares of common stock present or represented and entitled to vote at the Annual Meeting. This means the two nominees receiving the greatest number of votes cast by the holders of our common stock entitled to vote on the matter will be elected as directors.

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Information about Nominees for Class III Directors

Nancy K. Quinn	Director since 2009
Independent Energy Consultant	age 60
Ms. Quinn has served as a director since February 2009. Ms. Quinn has been an independent energy consultant since July 1996 and resides in Key Biscayne, Florida. Ms. Quinn provides senior financial and strategic advice, primarily to clients in the energy and natural resources industries. Ms. Quinn has worked in the financial industry for over 25 years, specializing in financial restructuring, strategic advice, and mergers and acquisitions for a broad range of energy and natural resource companies. Ms. Quinn gained extensive experience in independent exploration and production, as well as in diversified natural gas and oilfield service sectors, while holding leadership positions at such firms as PaineWebber Incorporated and Kidder, Peabody & Co. Incorporated, as well as energy industry private equity investment and mergers and acquisitions experience in a senior advisory role with Beacon Group. Ms. Quinn currently serves as a director and chair of the audit committee of Endeavour International Corporation, an international oil and gas exploration and production company, and serves as a director and chair of the audit committee of Atmos Energy Corporation, a natural gas distribution, intrastate pipeline and marketing company. Ms. Quinn was also previously a member of the boards of Louis Dreyfus Natural Gas and Deep Tech International. Ms. Quinn graduated with a Bachelor of Fine Arts degree from Louisiana State University and an M.B.A. from the University of Arkansas. As a result of her professional experiences, Ms. Quinn possesses particular knowledge and experience in accounting and finance, including experience with capital market transactions and investments. Ms. Quinn also possesses knowledge in strategic planning and capital markets, as well as corporate governance experience as a board leader in several public companies, that strengthen the board’s collective qualifications, skills and experience.

William L. Transier	Director since 2000 age 59
Chairman of the Board, Chief Executive Officer and President
Endeavour International Corporation
Mr. Transier has served as a director since October 2000. He is founder, Chief Executive Officer and President, and serves as Chairman of the Board of Endeavour International Corporation, an international oil and gas exploration and production company. He served as Co-Chief Executive Officer of Endeavour from its formation in February 2004 through September 2006. Mr. Transier served as Executive Vice President and Chief Financial Officer of Ocean Energy, Inc. from March 1999 to April 2003, when Ocean Energy merged with Devon Energy Corporation. From September 1998 to March 1999, Mr. Transier served as Executive Vice President and Chief Financial Officer of Seagull Energy Corporation when Seagull Energy merged with Ocean Energy. From May 1996 to September 1998, he served as Senior Vice President and Chief Financial Officer of Seagull Energy Corporation. Prior thereto, Mr. Transier served in various roles including partner in the audit department of KPMG LLP from June 1986 to April 1996. From December 2006 to December 2012, Mr. Transier was a member of the Board of Directors of Cal Dive International, Inc., a publicly traded company that was formerly a subsidiary of Helix. Until June 2009, Mr. Transier was a member of the Board of Directors of Reliant Energy, Inc. Mr. Transier graduated from the University of Texas with a B.B.A. in accounting and has an M.B.A. from Regis University. As a result of his professional experiences, Mr. Transier possesses particular knowledge and experience in accounting and disclosure compliance including accounting rules and regulations. Mr. Transier also has extensive knowledge of international operations, the oil and gas industry, leadership of complex organizations and other aspects of operating a major corporation that strengthen the board’s collective qualifications, skills and experience.

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Information about Continuing Directors

Class I Directors Term Expiring in 2016:

Owen Kratz	Director since 1990 age 59
Chairman of the Board, President and Chief Executive Officer
Helix Energy Solutions Group, Inc.
Mr. Kratz is President and Chief Executive Officer of Helix. He was named Executive Chairman in October 2006 and served in that capacity until February 2008 when he resumed the position of President and Chief Executive Officer. He was appointed Chairman in May 1998 and served as Helix’s Chief Executive Officer from April 1997 until October 2006. Mr. Kratz served as President from 1993 until February 1999, and has served as a Director since 1990. He served as Chief Operating Officer from 1990 through 1997. Mr. Kratz joined Cal Dive International, Inc. (now known as Helix) in 1984 and held various offshore positions, including saturation diving supervisor, and management responsibility for client relations, marketing and estimating. From 1982 to 1983, Mr. Kratz was the owner of an independent marine construction company operating in the Bay of Campeche. Prior to 1982, he was a superintendent for Santa Fe and various international diving companies, and a diver in the North Sea. From February 2006 to December 2011, Mr. Kratz was a member of the Board of Directors of Cal Dive International, Inc., a publicly-traded company, which was formerly a subsidiary of Helix. Mr. Kratz has a Bachelor of Science degree from State University of New York (SUNY).

John V. Lovoi	Director since 2003 age 53
Principal
JVL Partners
Mr. Lovoi has served as a director since February 2003. He is a founder and Managing Partner of JVL Partners, a private oil and gas investment partnership. Mr. Lovoi served as head of Morgan Stanley’s global oil and gas investment banking practice from 2000 to 2002 and was a leading oilfield services and equipment research analyst for Morgan Stanley from 1995 to 2000. Prior to joining Morgan Stanley in 1995, he spent two years as a senior financial executive at Baker Hughes and four years as an energy investment banker with Credit Suisse First Boston. Mr. Lovoi also serves as Chairman of the Board of Directors of Dril-Quip, Inc., a provider of offshore drilling and production equipment to the global oil and gas business. Mr. Lovoi graduated from Texas A&M University with a Bachelor of Science degree in chemical engineering and received an M.B.A. from the University of Texas. As a result of these professional experiences, Mr. Lovoi possesses particular financial knowledge and experience in financial matters including capital market transactions, strategic financial planning (including risk assessment), and analysis that strengthen the board’s collective qualifications, skills and experience.

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Jan Rask	Director since 2012
Independent Investor	age 58
Jan Rask has been an independent investor since July 2007. Mr. Rask was President, Chief Executive Officer and Director of TODCO from July 2002 to July 2007. Mr. Rask was Managing Director, Acquisitions and Special Projects, of Pride International, Inc., a contract drilling company, from September 2001 to July 2002. From July 1996, Mr. Rask was President, Chief Executive Officer and a director of Marine Drilling Companies, Inc., a contract drilling company, until the acquisition of Marine Drilling Companies, Inc. by Pride International, Inc. Mr. Rask served as President and Chief Executive Officer of Arethusa (Off-Shore) Limited from May 1993 until the acquisition of Arethusa (Off-Shore) Limited by Diamond Offshore Drilling, Inc. in May 1996. Mr. Rask joined Arethusa Offshore, (ASE) Limited’s principal operating subsidiary in 1990 as its President and Chief Executive Officer. Mr. Rask holds a Bachelor of Economics and Business Administration from the Stockholm School of Economics and Business Administration. Mr. Rask has worked in the shipping and offshore industry for approximately 30 years and has held a number of positions of progressive responsibility in finance, chartering and operations. Mr. Rask possesses particular knowledge and experience in the offshore oil and gas contract drilling industry. Mr. Rask also has extensive knowledge in international operations, leadership of complex organizations and other aspects of operating a major corporation that strengthen the board’s collective qualifications, skills and experience.

Class II Directors Term Expiring in 2015:

T. William Porter	Director since 2004 age 72
Chairman Emeritus
Porter Hedges, L.L.P.
Mr. Porter has served as a director since March 2004. He is the Chairman Emeritus and a retired partner of Porter Hedges, L.L.P., a Houston law firm formed in 1981. He was a founding partner of that firm, and for the 10 years prior to his retirement at the end of 2009, he also served as Chairman of Porter Hedges. Mr. Porter graduated with a B.B.A. in finance from Southern Methodist University in 1963 and received his law degree from Duke University in 1966. As a result of his professional experiences, Mr. Porter possesses particular knowledge and expertise in legal and regulatory matters including public reporting requirements, corporate governance and regulatory matters, and other aspects of the operation and administration of business entities that strengthen the board’s collective qualifications, skills and experience.

James A. Watt	Director since 2006
Chief Executive Officer and President	age 64
Dune Energy, Inc.
Mr. Watt has served as a director since July 2006. Mr. Watt has been Chief Executive Officer, President and a director of Dune Energy, Inc., an oil and gas exploration and development company since April 2007. He served as Chairman and Chief Executive Officer of Maverick Oil and Gas, Inc., an independent oil and gas exploration and production company from August 2006 until March 2007. Mr. Watt was the Chief Executive Officer of Remington Oil and Gas Corporation from February of 1998 and the Chairman of Remington from May 2003, until Helix acquired Remington in July 2006. Mr. Watt also served on Remington’s Board of Directors from September 1997 to July 2006. Mr. Watt served as a director of Pacific Energy Resources, Ltd. from May 2006 until January 2010. Mr. Watt has served on the board of Bonanza Creek Energy, Inc. since August of 2012. He graduated from Rensselaer Polytechnic Institute with a Bachelor of Science in physics. As a result of his professional experiences, Mr. Watt possesses particular knowledge and experience in oil and gas exploration and production and the risks and volatile economic conditions inherent in that industry. Mr. Watt also possesses knowledge in the leadership of complex organizations and other areas related to the operation of a major corporation that strengthen the board’s collective qualifications, skills and experience.

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CORPORATE GOVERNANCE

Composition of the Board

Our board currently consists of seven members and, in accordance with our By-laws, is divided into three classes of similar size. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years. The Class I, II and III directors are currently serving until the later of the annual meeting in 2014, 2015 and 2016, respectively, and their respective successor being elected and qualified. There are currently two directors in Class III and Class II and three directors in Class I. Upon the conclusion of the Annual Meeting, in the event that all director nominees are re-elected, our board will consist of seven members with three directors in Class I and two directors each in Class II and Class III.

Role of the Board

The board has established guidelines that it follows in matters of corporate governance. A complete copy of the Corporate Governance Guidelines is available on our website, which is located at www.HelixESG.com , under Investor Relations, by clicking Governance. According to the guidelines, the board is vested with all powers necessary for the management and administration of Helix’s business operations. Although not responsible for our day-to-day operations, the board has the responsibility to oversee management, provide strategic direction, provide counsel to management regarding the business of Helix, and to be informed, investigate and act as necessary to promote our business objectives.

Board of Directors Independence and Determinations

The board has affirmatively determined that the following members of the board qualify as “independent” as that term is defined under NYSE Rule 303A and applicable rules under the Exchange Act: Messrs. Lovoi, Porter, Rask, Transier and Watt, and Ms. Quinn. In making this determination, the board has concluded that none of these directors has a relationship with Helix which, in the opinion of the board, is material and would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The non-independent management director is Mr. Kratz, our President and Chief Executive Officer. Accordingly, a majority of the members of our board are independent, as required by NYSE Rule 303A. This independence determination is analyzed annually to promote arms-length oversight. In making the determination regarding independence the board reviewed the NYSE Rule 303A criteria for independence in advance of the first meeting of the board in 2014. In connection with its determination, the board gathered information with respect to each board member individually regarding potential transactions and relationships between Helix and its directors, including the existence of certain ongoing transactions entered into between Helix and certain entities of which our directors serve as officers or directors. Each director also completed a questionnaire which included questions about his or her relationship with Helix. None of these transactions were deemed to affect the independence of the applicable director, nor did they exceed the thresholds established by NYSE rules.

Selection of Director Candidates

The board is responsible for selecting candidates for board membership and for establishing the criteria to be used in identifying potential candidates. The board delegates the screening and nomination process to the Corporate Governance and Nominating Committee.

For more information on the director nomination process, including the current selection criteria, see “Corporate Governance and Nominating Committee” starting on page 16.

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Board of Directors Qualification, Skills and Experience

We are an international offshore energy company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. We believe our board should be composed of individuals with sophistication and experience in the substantive areas that impact our business. We believe experience, qualifications, or skills in one or more of the following areas to be most important: oil field services, oil and gas exploration and production, international operations, accounting and finance, strategic planning, investor relations, legal/regulatory, leadership and administration of complex organizations, corporate governance and other areas related to the operation of a major corporation (whether social, cultural, industrial or operational). We believe that all of our current board members possess the professional and personal qualifications necessary for board service, and have the described noteworthy attributes in their biographies under “Election of Directors” on pages 8-10 above.

Communications with the Board

Pursuant to the terms of our Corporate Governance Guidelines adopted by the board, any shareholder or other interested party wishing to send written communications to any one or more of Helix’s directors may do so by sending them in care of our Corporate Secretary at Helix’s corporate office. All such communications will be forwarded to the intended recipient(s). All such communications should indicate whether it contains a message for the board as a whole, or a particular group or committee of directors, or an individual director.

Code of Business Conduct and Ethics

In addition to the Corporate Governance Guidelines, in 2003 we adopted a written Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including our executive officers. At that time we also established a Code of Ethics for Chief Executive and Senior Financial Officers, which is applicable to our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Vice President – Internal Audit. We have posted a current copy of both codes on our website, which is located at www.HelixESG.com, under Investor Relations, then by clicking Governance. In addition, we intend to post on our website all disclosures that are required by law or NYSE listing standards concerning any amendments to, or waivers of, any provision of the Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics, the Code of Ethics for Chief Executive and Senior Financial Officers and the Corporate Governance Guidelines are available free of charge in print upon request sent to the Corporate Secretary at Helix Energy Solutions Group, Inc., 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043.

Attendance at the Annual Meeting

The members of the board hold a regular meeting immediately preceding or immediately after each year’s Annual Meeting of Shareholders. Therefore members of our board generally attend Helix’s annual meetings of shareholders. The board encourages its members to attend the annual meeting, but does not have a written policy regarding attendance at the meeting. Six members of the board attended the 2013 Annual Meeting of Shareholders.

Directors’ Continuing Education

The board encourages all members to attend director education programs appropriate to their individual backgrounds in order to stay abreast of developments in corporate governance and “best practices” relevant to their contribution to the board and their specific committee assignments. In addition, from time to time Helix will present programs regarding topical matters to the board.

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Selection of Chairman and Chief Executive Officer

The board does not have a formal policy with respect to whether the Chief Executive Officer (“CEO”) should also serve as chairman of the board. The board currently combines the role of chairman of the board and the role of CEO. Mr. Kratz has served as chairman of the board and CEO from 1998 to 2006 and again since 2008. The board believes this structure is optimal for us because it allows one person to speak for and lead Helix and demonstrates to our employees, suppliers, customers and other stakeholders that we are under strong leadership, with a single person setting the tone and having the primary responsibility for managing our operations. Combining the chairman and the CEO roles fosters clear accountability, effective decision-making, and alignment on corporate strategy. Having a single leader also eliminates the potential for confusion and duplication of efforts. However, the board periodically reviews its leadership structure. The board, through the Compensation Committee, evaluates the CEO on an annual basis.

The board believes that independent oversight of management is an important component of an effective board of directors. Members of the board play an important role in determining the agenda for many board and committee meetings and often request specific agenda items and information as part of their oversight role. The board does not have a specific presiding director, but Mr. Porter, in his role as chairman of the Corporate Governance and Nominating Committee, presides as the chair of each executive session of the board unless the particular topic of the applicable executive session dictates that another independent director serve as the chair of the meeting, typically the chairman of the committee responsible for the particular topic. In the case of an executive session of the independent directors held in connection with a meeting of a committee of the board, the chairman of the particular committee will preside as chair.

We believe that having a combined CEO and chairman, coupled with a substantial majority of independent, experienced directors, key board committees comprised entirely of independent directors, and strong and effective corporate governance guidelines, provides the right leadership structure for Helix and its shareholders at this time.

Risk Oversight

The board has overall responsibility for risk oversight with a focus on the most significant risks facing Helix. Our management identifies and prioritizes risk associated with our business. Each prioritized risk is assigned to a board committee or the full board for oversight. The board focuses on our general risk management strategy and the most significant risks to Helix, and ensures that appropriate risk mitigation strategies are implemented by our management. The board is also informed of particular risks in connection with its general oversight and approval of corporate matters.

The board delegates to the Audit Committee oversight of much of our risk management process. Among its duties, the Audit Committee regularly reviews with management:

•	our hedging policies and transactions;
•	our policies with respect to risk assessment and the management of risks that may be material;
•	our system of disclosure controls and system of internal controls over financial reporting;
•	key credit risks; and
•	our compliance with legal and regulatory requirements and our programs related to such compliance.

The board’s risk oversight process builds upon management’s risk assessment and mitigation processes. Our management is responsible for the day-to-day management of Helix including the management of risk. Our finance, legal (which includes human resources, contracts and risk management functions) and internal audit departments serve as the primary monitoring and testing function for company policies and procedures, and manage the day-to-day oversight of our risk management strategy. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

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Management regularly reports on each such risk to the relevant committee or the board. Additional review and reporting of risks is conducted as needed or as requested by the board or committee. Our committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full board as appropriate, including when a matter rises to the level of a material risk.

In addition to reports from the committees, the board receives presentations throughout the year from various departments that include discussion of significant risks as necessary and appropriate, including any risks associated with proposed transactions. At each board meeting, the chairman and CEO addresses matters of particular importance or concern, including any significant areas of risk that require board attention, whether commercial, operational, legal, regulatory or other type of risk. Additionally, the board reviews our short-term and long-term strategies, including consideration of significant risks facing Helix and the impact of such risks.

We believe that our risk management procedures and responsibilities are an effective approach for addressing the risks facing Helix and that our board structure supports this approach.

Meetings of the Board and Committees

The board currently has, and appoints members to, three standing committees: the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. Each committee acts under the terms of a written charter, copies of which are available at our website, www.HelixESG.com under Investor Relations, by clicking Governance. A copy of each charter is available free of charge upon request to the Corporate Secretary at Helix Energy Solutions Group, Inc., 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043. In addition, a Special

Committee was formed to assess whether to pursue a shareholder derivative claim. The following table summarizes the membership of the board and each of its committees as well as the number of times each met during the year ended December 31, 2013. Members were elected to the board based upon the recommendation of the Corporate Governance and Nominating Committee followed by a vote of the full board. Each member of each of these committees is independent as defined by the applicable NYSE and SEC rules.

Name	Board	Audit	Compensation	Corporate Governance and Nominating	Special
Mr. Kratz	Chair	—	—	—	—
Mr. Lovoi	Member	Member	Chair	—	Member
Mr. Porter	Member	Member	—	Chair	Chair
Ms. Quinn	Member	Member	—	Member	Member
Mr. Rask	Member	—	Member	Member	Member
Mr. Transier	Member	Chair	Member	—	Member
Mr. Watt	Member	—	Member	Member	Member
Number of Meetings in 2013
Regular	4	7	4	4	0
Special	3	1	1	0	2

Board Attendance

During the year ended December 31, 2013, the board held a total of seven meetings. Each director attended 75% or more of the total meetings of the board and each director attended 75% or more of the total meetings of the committees on which such director served.

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Executive Sessions of the Directors

Non-management directors meet in regularly scheduled executive sessions following board and committee meetings without any members of management being present and at which only those directors who meet the independence standards of the NYSE are present, provided however, that committees did meet with individual members of management by invitation, including the CEO, during executive session. Mr. Porter presided as the chair of each executive session of the board unless the particular topic of the applicable executive session dictated that another independent director serve as the chair of the meeting, typically the chairman of the committee responsible for the particular topic. In the case of an executive session of the independent directors held in connection with a meeting of a committee of the board, the chairman of the applicable committee presides as chair.

Audit Committee

The Audit Committee is composed of four non-employee, independent directors, Mr. Transier, Chairman, Mr. Lovoi, Mr. Porter and Ms. Quinn, each of whom meets the independence and financial literacy requirements as defined in the applicable NYSE and SEC rules. The Audit Committee is appointed by the board to assist the board in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community and others relating to: (i) the integrity of our financial statements, (ii) the compliance with applicable legal and regulatory requirements, (iii) the performance of our internal audit function and independent registered public accounting firm, and (iv) the independent registered public accounting firm’s qualifications and independence. Among the duties of the Audit Committee, all of which are more specifically described in the Audit Committee charter, which was most recently amended and restated in December 2013, the Audit Committee:

•	Oversees and appoints our independent registered public accounting firm.
•	Reviews the adequacy of our accounting and audit principles and practices, and the adequacy of compliance assurance procedures and internal controls.
•	Reviews and pre-approves all non-audit services to be performed by the independent registered public accounting firm in order to maintain such accounting firm’s independence.
•	Reviews the scope of the annual audit.
•	Reviews with management and the independent registered public accounting firm our annual and quarterly financial statements, including disclosures made in management’s discussion and analysis and in our earnings press releases.
•	Meets independently with management and the independent registered public accounting firm.
•	Reviews corporate compliance and disclosure systems.
•	Reviews and approves related-party transactions.
•	Makes regular reports to the board.
•	Reviews and reassesses the adequacy of its charter annually and recommends any proposed changes to the board for approval.
•	Performs an annual self-evaluation of its own performance.
•	Produces an annual report for inclusion in our proxy statement.

Audit Committee Independence

The board has affirmatively determined that all members of the Audit Committee (i) are considered “independent” as defined under NYSE Rule 303A, and

(ii) meet the criteria for independence set forth in Exchange Act Rule 10A-3(b)(1).

Designation of Audit Committee Financial Expert

The board has determined that each of the members of the Audit Committee is financially literate and that

Mr. Transier and Ms. Quinn are “audit committee financial experts,” as that term is defined in the rules

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promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002, and have financial management expertise as required by the NYSE listing rules.

For more information regarding the Audit Committee, please refer to the “Report of the Audit Committee” on page 23.

Compensation Committee

The Compensation Committee is composed of four non-employee, independent directors: Mr. Lovoi, Chairman, and Messrs. Rask, Transier and Watt. The Compensation Committee is appointed by the board to discharge the board’s responsibilities relating to compensation of our executive officers. The Compensation Committee has the responsibilities described in the Compensation Committee charter including the overall responsibility for reviewing, evaluating and approving Helix’s executive officer compensation agreements (to the extent such agreements are considered necessary or appropriate by the Compensation Committee), plans, policies and programs. The Compensation Committee is also responsible for reviewing and recommending to the board whether the “Compensation Discussion and Analysis” should be included in our proxy statement, and for performing such other functions as the board may assign to the Compensation Committee from time to time, including the responsibility to:

•	Review our overall compensation philosophy.
•	Oversee the 2005 Long-Term Incentive Plan (as amended and restated effective May 9, 2012) (the “2005 Plan”), the Employee Retirement Savings Plan, the Employee Stock Purchase Plan, and any other equity-based plans.
•	Commission independent consultants and review compensation with respect to our executive officers as compared to industry surveys and our peer group, as discussed in our “Compensation Discussion and Analysis” below.
•	Review and approve executive officer compensation, including short-term incentive compensation, and equity and cash opportunity long-term incentive compensation.
•	Review and reassess the adequacy of its charter annually and recommend any proposed changes to the board for adoption.
•	Perform an annual self-evaluation of its performance.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is composed of four independent, non-employee directors: Mr. Porter, Chairman, Ms. Quinn, Mr. Rask and Mr. Watt. The members of the Corporate Governance and Nominating Committee are appointed by the board. The Corporate Governance and Nominating Committee’s objective is to take a leadership role in shaping the corporate governance and business standards of our board and Helix.

The Corporate Governance and Nominating Committee identifies individuals qualified to become board members, consistent with criteria approved by the board, oversees the organization of the board to discharge the board’s duties and responsibilities properly and efficiently, and identifies best practices and recommends corporate governance principles, including giving proper attention and effective responses to shareholder concerns regarding corporate governance. The Corporate Governance and

Nominating Committee has the responsibilities specifically described in the Corporate Governance and Nominating Committee charter, including the responsibility to:

•	Identify and evaluate potential qualified director nominees and select or recommend director nominees to the board.
•	Monitor, and recommend members for, each of the committees of the board.
•	Periodically review and revise our corporate governance principles as appropriate.
•	Review and reassess the adequacy of its charter annually and recommend any proposed changes to the board for approval.
•	Perform an annual self-evaluation of its performance and the performance of the board as a whole.
•	Perform such other duties as may be assigned by the board from time to time.

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Special Committee

A Special Committee of the board was formed and is comprised of our six independent, non-employee directors: Mr. Porter, Chairman, Messrs. Lovoi, Rask, Transier and Watt, and Ms. Quinn, for the purpose of considering whether it was in our best interest to pursue the claims alleged in connection with the Shareholder Derivative Complaint styled Lucas v.

Kratz, et al., Cause No. 2012-26160 in the District Court of Harris County, Texas. The Special Committee evaluated and rejected the plaintiff’s demand to pursue certain claims against various present and former directors and executive officers of Helix as not being, in the judgment of the Special Committee, in the best interest of Helix or our shareholders.

Director Nominee Process

Process for Director Nominations – Shareholder Nominees

The policy of the Corporate Governance and Nominating Committee is to consider properly submitted shareholder nominations for candidates for membership on the board as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating these nominations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the board and to address the membership criteria set forth below under “Director Qualifications and Diversity.” Any shareholder nominations proposed for consideration by the Corporate Governance and Nominating Committee should include the nominee’s name and qualifications for board membership and should be addressed to the Corporate Secretary, Helix Energy Solutions Group, Inc., 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043. In addition, our By-laws permit shareholders to nominate directors for consideration at an annual shareholder meeting. However, in order to be considered at this year’s Annual Meeting, nominations were required to be received by us prior to the date of this proxy statement. Shareholders may nominate persons for election to the board to be considered at next year’s Annual Meeting of Shareholders in accordance with the procedure beginning on page 58.

Director Qualifications and Diversity

The Corporate Governance and Nominating Committee has established certain criteria with respect to the desired skills and experiences for prospective board members, including those candidates recommended by the committee and those properly nominated by shareholders. The board, with the assistance of the Corporate Governance and Nominating Committee, selects potential new board members using criteria and priorities established from time to time. Desired personal qualifications for director nominees include intelligence, insight, practical wisdom based on experience, the highest professional and personal ethics and values, integrity, strength of character and commitment. Nominees should also have broad experience at the policy-making level in business and possess a familiarity with complex business organizations and one or more of our business lines or those of our customers. Nominees should have the independence necessary to make an unbiased evaluation of management performance and effectively carry out their oversight responsibilities and be committed to enhancing shareholder value. Nominees should have sufficient time to carry out their duties. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties to Helix and our shareholders. Each director must represent the interests of all shareholders. Although the Corporate Governance and Nominating Committee does not have a specific formal policy regarding board diversity, it does view diversity expansively and has determined that it is desirable for the board to have a variety of different viewpoints, professional experiences, educational backgrounds and skills, and considers these types of diversity and background considerations in its selection process. The composition, skills and needs of the board change over time and will be considered in determining desirable candidates for any specific opening on the board. The Corporate Governance and Nominating Committee in considering a potential nominee will conduct its search for the best candidate for the board seat on a non-discriminatory basis.

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Identifying and Evaluating Nominees for Directors

The Corporate Governance and Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Corporate Governance and Nominating Committee regularly assesses the appropriate size of the board, and whether any vacancies on the board are expected, due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current board members, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Corporate Governance and Nominating Committee, and may be considered at any point during the year. As described above, the Corporate Governance and Nominating Committee considers properly submitted shareholder nominations for candidates for the board. Following verification of the shareholder status of persons proposing candidates, recommendations are considered by the Corporate Governance and Nominating Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for our Annual Meeting of Shareholders. If any materials are provided by a shareholder in connection with the nomination of a director candidate, those materials are forwarded to the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating those nominations, the Corporate Governance and Nominating Committee seeks to achieve a balance of knowledge, experience and capability on the board.

Sources for New Nominees

Ms. Quinn and Mr. Transier are the only directors standing for re-election. Neither the Corporate Secretary nor the Corporate Governance and

Nominating Committee received any recommendations for director candidates from any shareholder or group of shareholders during 2013 or to date in 2014.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee of our board was, during fiscal year 2013, an officer or employee of Helix or any of our subsidiaries, or was formerly an officer of Helix or any of our subsidiaries, or had any relationships requiring disclosure by us under Item 404 of Regulation S-K under the Exchange Act.

During 2013, no executive officer of Helix served as (1) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one or more of whose executive officers served on the Compensation Committee of our board, (2) a director of another entity, one or more of whose executive officers served on the Compensation Committee of our board or (3) a member of the compensation committee (or other board committee performing equivalent functions) of another entity, one or more of whose executive officers served as a member of our board.

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DIRECTOR COMPENSATION

2013 Director Compensation Table

The following table provides compensation that was earned or paid during the one-year period ended December 31, 2013 for each member of our board.

Name (1)	Fees Earned or Paid in Cash ($)(2)(3)	Stock Awards ($)(4)(5)	Option Awards ($)(4)(6)	All Other Compensation ($)	Total ($)

John V. Lovoi	$-0-	$363,440	$-0-	$-0-	$363,440
T. William Porter	$135,750	$200,000	$-0-	$-0-	$335,750
Nancy K. Quinn	$126,750	$200,000	$-0-	$-0-	$326,750
Jan Rask	$21,750	$321,252	$-0-	$-0-	$343,002
William L. Transier	$145,750	$200,000	$-0-	$-0-	$345,750
James A. Watt	$120,750	$200,000	$-0-	$-0-	$320,750

(1)	Mr. Kratz is not included in the table because he did not receive any compensation for serving on our board during fiscal year 2013.
(2)

The annual retainer fee for each member of the board and the retainer fee related to the applicable board member’s serving on committees are paid quarterly. Since January 1, 2005, non-employee directors have had the option of taking board and committee fees (but not expenses) in the form of restricted stock. See “Summary of Director Compensation and Procedures” below. Messrs. Lovoi and Rask were the only directors to receive their fees in restricted stock during 2013.

(3)

In this column we are required to report all fees earned or paid to directors during the 2013 fiscal year. As a result, fees earned in the previous year for fourth quarter service in that year but paid in 2013 are also included; thus the dollar amount represents fees paid for five (not four) successive quarters. Those fees were as follows: Mr. Porter, $26,750; Mr. Rask $21,750, Ms. Quinn, $25,750; Mr. Transier, $27,750; and Mr. Watt, $23,750. Information with regard to Mr. Lovoi and Mr. Rask are included in footnote 5 below.

(4)

Amounts shown in these columns represent the grant date fair value of the restricted stock as calculated in accordance with the provisions of FASB Accounting Standard Codification (ASC) Topic 718. The value ultimately realized by each director may or may not be equal to the FASB ASC Topic 718 determined value.

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(5)	The grant date fair value of the restricted stock awarded with respect to the year ended December 31, 2013 to each director, computed in accordance with FASB ASC Topic 718, is as follows:

Name	Date of Grant		Number of Shares	Grant Date Fair Value

Mr. Lovoi	December 6, 2012 January 2, 2013 April 1, 2013 July 1, 2013 October 1, 2013 January 2, 2014	(a) (b) (b) (b) (b) (b)	11,031 1,620 1,407 1,451 1,219 1,443	$200,000 $33,438 $32,188 $33,438 $30,938 $33,438
Mr. Porter	December 6, 2012	(a)	11,031	$200,000
Ms. Quinn	December 6, 2012	(a)	11,031	$200,000
Mr. Rask	December 6, 2012 April 1, 2013 July 1, 2013 October 1, 2013 January 2, 2014	(a) (b) (b) (b) (b)	11,031 1,407 1,289 1,170 1,281	$200,000 $32,188 $29,688 $29,688 $29,688
Mr. Transier	December 6, 2012	(a)	11,031	$200,000
Mr. Watt	December 6, 2012	(a)	11,031	$200,000

(a)	Represents the annual grant for board service for 2013 and the future.
(b)	Represents the payment of retainer and board and committee fees for the fourth quarter of 2012 and each quarter of 2013

Additionally, on December 6, 2013, each of the non-employee directors was issued 8,893 shares of restricted stock having a value of $200,000 representing their annual grant for future board service.

As of December 31, 2013, unvested restricted stock held by each non-employee director is as follows:

Name	Shares of Unvested Restricted Stock Outstanding (a)
Mr. Lovoi	47,844
Mr. Porter	35,347
Ms. Quinn	47,967
Mr. Rask	24,226
Mr. Transier	33,152
Mr. Watt	33,152

(a)	Includes January 2, 2014 grant of 1,443 shares of restricted stock to Mr. Lovoi and 1,281 shares of restricted stock to Mr. Rask for 2013 fourth quarter service.

(6)

We did not grant any stock options in the year ended December 31, 2013. In 2013, Mr. Porter exercised options to purchase 52,800 shares of our common stock and sold the shares purchased. All grants of options to directors were in the initial amount equivalent to 88,000 shares and vested ratably over a five-year period on the anniversary of the grant date. None of our directors have any outstanding options as of December 31, 2013.

20    HELIX ENERGY SOLUTIONS GROUP, INC.  ê 2014 Proxy Statement

Summary of Director Compensation and Procedures

Our non-employee director compensation structure has three components: (1) director retainer and fees (meetings and unanimous consents), (2) equity-based compensation currently in the form of restricted stock awards and (3) reimbursement of board related expenses. We re-evaluate director compensation on an annual basis based on the compensation of directors by companies in our peer group. In 2013, the directors (other than Mr. Kratz who is a Helix employee) received an annual director’s fee of $45,000, and $2,000 per board meeting for attending each of four regularly scheduled quarterly meetings and special board meetings. In addition, each of the outside directors received an annual committee retainer fee of $5,000 ($10,000 for the Chairman of the Audit Committee) for each committee on which a director serves and a fee of $2,000 ($3,000 for the Chairman) for each committee meeting attended. We also paid the reasonable out-of-pocket expenses incurred by each director in connection with attending the meetings of the board and any board committee.

In December 2013, the Compensation Committee determined to change the way board and committee fees are structured and approved the following: (1) increasing the annual board retainer to $55,000 (from $45,000); (2) reducing all meeting fees to $1,500 per meeting (formerly $2,000 for each board meeting, and $2,000 for each committee member and $3,000 for the committee chair for each committee meeting); (3) eliminating retainers for committee membership, other than for the committee chair (formerly $5,000 retainer for each non-chair committee member); (4) increasing the Audit Committee Chairman’s annual committee retainer to $15,000 (from $10,000) and increasing the Compensation Committee Chairman’s annual committee retainer to $10,000 (from $5,000).

Since January 1, 2005, non-employee directors have had the option of taking board and committee fees (but not expenses) in the form of restricted stock, pursuant to the terms of our 2005 Plan for grants after May 10, 2005, or our 1995 Long Term Incentive Plan, as amended (the “1995 Plan”) for grants on or before May 10, 2005. An election to take fees in the form of cash or stock is made by a director prior to the beginning of the subject fiscal year. Directors taking fees in the form of restricted stock receive an award for service during a quarter on or about the first business day of the next quarter in an amount equal to 125% of the cash equivalent of his or her fees, with the number of shares determined by the stock price on the last trading day of the fiscal quarter for which the fees are being determined. These awards fully vest two years after the first day of the subject fiscal year. For fiscal year 2013, only Messrs. Lovoi and Rask elected to take board fees in the form of restricted stock. Messrs. Lovoi, Rask and Transier have elected to take board fees in the form of restricted stock for 2014.

Upon joining the board and on the date of each December board meeting thereafter, a director receives a grant of restricted stock. These grants are made pursuant to the terms of the 2005 Plan and for 2012 and prior years vested ratably over five years on the anniversary of the grant date and three years for grants after 2012. All grants are subject to immediate vesting on the occurrence of a Change in Control (as defined in the 2005 Plan). The grant of stock options is not currently an element of director compensation.

Our CEO does not receive any cash or equity compensation for his service on the board in addition to the compensation payable for his service as an employee of Helix.

CERTAIN RELATIONSHIPS

In accordance with our Audit Committee charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related party transactions. The Audit Committee has adopted a written statement of policy with respect to related party transactions. It is our written policy to approve and enter into transactions only when the board, acting through the Audit Committee, determines that a transaction with a related party is in, or not inconsistent with, the best interests of Helix and our shareholders.

The Audit Committee will consider all relevant facts and circumstances available to the Audit Committee to determine whether the related party transaction is in our best interests, including the benefits to us, the impact on a director’s independence, the availability of other sources for the product or services, the terms of the transaction and the terms available from unrelated third parties. The policy covers any transaction, arrangement or relationship in which we are a participant and in which a related party has a direct or

HELIX ENERGY SOLUTIONS GROUP, INC.  ê 2014 Proxy Statement    21

indirect interest, other than transactions available to all employees generally or transactions involving less than $5,000. A “related party” includes any person that served as a senior officer or director in the last fiscal year, a person that beneficially owns more than 5% of our outstanding voting securities, and a person that is an immediate family member of either of the foregoing or an entity that is controlled by any of the foregoing.

OKCD Investments, Ltd.

In April 2000, we acquired a 20% working interest in Gunnison, a deepwater Gulf of Mexico prospect of Kerr-McGee. Financing for the exploratory costs of approximately $20 million was provided by an investment partnership (OKCD Investments, Ltd. or “OKCD”), the investors of which included our CEO and certain former members of Helix senior management. In exchange, ERT, our oil and gas subsidiary until sold in February 2013, gave OKCD a revenue interest that is an overriding royalty interest of 25% of ERT’s 20% working interest. Production from the Gunnison field commenced in December 2003. We made payments to OKCD during the time we owned ERT totaling $0.6 million, $6.9 million and $8.3 million in the years ended December 31, 2013, 2012 and 2011, respectively. As of December 31, 2013, our CEO, Mr. Kratz, through Class A limited partnership interests in OKCD, personally owned approximately 85% of the partnership. In 2000, OKCD also awarded Class B income participations to key Helix employees, who are required to maintain their employment status with Helix in order to retain such income participations.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted procedures for pre-approving certain audit and permissible non-audit services provided by the independent registered public accounting firm. These procedures include reviewing a budget for audit and permissible non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of audit and permissible non-audit services that are recurring in nature and therefore anticipated at the time the budget is submitted. During the year, circumstances may arise such that it becomes necessary to engage the independent registered public accounting firm for services in excess of those contemplated by the budget or for additional services. Audit Committee approval is required to exceed the budget amount for a particular category of audit or permissible non-audit services and to engage the independent registered public accounting firm for any audit or permissible non-audit services not included in the budget. For both types of pre-approval, the Audit Committee considers whether these services are consistent with the SEC rules regarding auditor independence. The Audit Committee charter includes specific pre-approval procedures with respect to tax related services. The Audit Committee charter delegates pre-approval authority in certain circumstances to the Chairman of the Audit Committee. The Audit Committee periodically monitors the services rendered and actual fees paid to the independent registered public accounting firm to ensure that these services are within the parameters approved by the Audit Committee. None of the fees in 2013 were for services approved by the Audit Committee pursuant to the de minimis exception in paragraph (c)(7)(i)(c) of Rule 2-01 of Regulation S-X.

All fiscal year 2013 professional services by Ernst & Young LLP were pre-approved.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2013 with management, our internal auditors and Ernst & Young LLP. In addition, the Committee has discussed with Ernst & Young LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Sarbanes-Oxley Act of 2002 requires certifications by the Company’s chief executive officer and chief financial officer in certain of the Company’s filings with the Securities and Exchange Commission (SEC). The Committee discussed the review of the Company’s reporting and internal controls undertaken in connection with these certifications with the Company’s management and independent registered public accounting firm. The Committee also reviewed and discussed with the Company’s management and independent registered public accounting firm management’s report and Ernst & Young LLP’s report on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee has further periodically reviewed such other matters as it deemed appropriate, including other provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the SEC and the NYSE.

The Committee also has received the written disclosures and the letter from Ernst & Young LLP regarding the auditor’s independence pursuant to the applicable requirements of the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, and it has reviewed, evaluated and discussed the written disclosures with that firm and its independence from the Company. The Committee also has discussed with management of the Company and the independent registered public accounting firm such other matters and received such assurances from them as it deemed appropriate.

Based on the foregoing review and discussions and relying thereon, the Committee recommended to the Company’s Board of Directors the inclusion of the Company’s audited financial statements for the year ended December 31, 2013 in the Company’s Annual Report on Form 10-K for such year filed with the SEC.

Members of the Audit Committee:

William L. Transier, Chairman

John V. Lovoi

T. William Porter

Nancy K. Quinn

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PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP served as our independent registered public accounting firm providing auditing and financial services in 2013 and has acted as such since their engagement in fiscal year 2002, and will continue to provide such services during fiscal year 2014. Our Audit Committee has the authority to retain, oversee, evaluate and terminate the independent registered public accounting firm. Pursuant to such authority, the Audit Committee has appointed Ernst & Young LLP, an independent registered public accounting firm, as auditors to examine the financial statements of Helix for the fiscal year ending December 31, 2014, and to perform other appropriate accounting services.

Although our By-laws do not require that shareholders ratify the appointment of Ernst & Young LLP as our outside auditors, the board has determined to submit the selection for ratification by the shareholders. If the shareholders do not ratify the appointment of Ernst & Young LLP, the adverse vote will be considered as a direction to the Audit Committee to consider selecting other auditors for the next fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year ending December 31, 2014 will be permitted to stand unless the Audit Committee finds other reasons for making a change. It is understood that even if the selection of Ernst & Young LLP is ratified, the Audit Committee, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of Helix and our shareholders.

We expect that representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years in each of the following categories were:

		2013		2012

		(In Thousands)
Audit Fees(1)	$	2,238	$	2,357
Audit-Related Fees(2)		2		463
Tax Fees(3)		178		164
All Other Fees		-0-		-0-

Total	$	2,418	$	2,984

(1)	Audit fees include fees related to the following services: the annual consolidated financial statement audit (including required quarterly reviews), subsidiary audits, audit of internal controls over financial reporting, and consultations relating to the audit or quarterly reviews.
(2)	Audit-related fees included consultations concerning financial accounting and reporting matters not required by statute or regulation. The audit-related fees in 2012 include fees related to the sale of ERT, including certain fees that were subsequently reimbursed to Helix by the purchaser of ERT.
(3)	Fees are primarily related to tax compliance work in the United Kingdom, Egypt, India, Singapore, Cyprus, and Norway and tax planning.

The Audit Committee considers whether the provision of the foregoing services is compatible with maintaining the auditor’s independence and has concluded that the foregoing non-audit services and non-audit-related services did not adversely affect the independence of Ernst & Young LLP.

Board of Directors Recommendation

The board recommends that you vote “FOR” the ratification of the selection of Ernst & Young LLP as Helix’s independent registered public accounting firm set forth in this Proposal 2.

Vote Required

The ratification of Ernst & Young LLP requires the affirmative vote of holders of a majority of the shares of common stock present or represented and voting at the Annual Meeting.

24    HELIX ENERGY SOLUTIONS GROUP, INC.  ê 2014 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) provides information regarding the 2013 compensation program for each individual who served as our principal executive officer or principal financial officer during 2013 and the three other executive officers who at fiscal year-end were our most highly compensated executives in 2013. Those individuals were:

•	Owen Kratz, our President and CEO
•	Anthony Tripodo, our Executive Vice President and Chief Financial Officer
•	Clifford V. Chamblee, our Executive Vice President and Chief Operating Officer
•	Alisa B. Johnson, our Executive Vice President, General Counsel and Corporate Secretary
•	Johnny Edwards, our former Executive Vice President – Oil & Gas

Mr. Edwards’s employment with Helix terminated in March 2013, in connection with the divestiture of Energy Resource Technology GOM, Inc. (“ERT”), our

former oil and gas subsidiary, which is more particularly described in “Executive Summary” below.

This section of the proxy statement also describes the actions and decisions of the Compensation Committee of our board relating to 2013 executive officer compensation. The discussion is divided into the following sections:

A.	Executive Summary
B.	2013 Advisory Vote on Executive Compensation
C.	Compensation Philosophy and Objectives and Key Considerations for Executive Compensation
D.	Participants in the Decision-Making Process
E.	Components of the Compensation Committee Analysis
F.	Elements of our 2013 Compensation Program
G.	Severance and Change in Control Arrangements
H.	Stock Ownership Guidelines
I.	Anti-Hedging and Anti-Pledging Policy

A.	Executive Summary

We are an international offshore energy company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. We primarily conduct operations in the Gulf of Mexico, North Sea, Asia Pacific and West Africa regions.

The past two fiscal years have been transformative for Helix. We announced in 2012 and sold in 2013 ERT, a former wholly-owned U.S. subsidiary that conducted our oil and gas operations in the Gulf of Mexico. We also announced in 2012 and sold in 2013 our two remaining subsea construction pipelay vessels. In January 2014, we sold our Ingleside, Texas spoolbase facility, which supported our subsea construction pipelay vessels. In connection with the sale of these non-core assets, we also improved our balance sheet and increased our liquidity through reduction of our outstanding debt. We also made adjustments to our organizational structure to reflect our streamlined business model. With the completion of these strategic initiatives we are positioned to grow our well intervention and robotics businesses.

Despite the shifting environment during 2012 and 2013, we were able to continue to execute on our financial goals, meet our budgeted EBITDA and maintain a strong total shareholder return relative to our peers, as indicated by the graph below. Based on performance versus budget for our EBITDA and return on capital employed goals, bonuses for our executive officers were paid at 96.74% of target for 2013 and at target for 2012.

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(1)	Total Shareholder Return is calculated based on the average closing price of the last 20 trading days of 2011 compared to the average closing price of the last 20 trading days of 2013.

We and the Compensation Committee viewed 2013 as a year of transition and transformation as we continued to assess the impact on Helix’s organization and processes of the significant transactions described above. As a result, the Compensation Committee in 2012 selected a new peer group for purposes of determining the 2013 compensation for our executive officers, which aligned with our ongoing business model transformation, the execution of which was then being led by our executive officers. In addition, the Compensation Committee determined to make no adjustments to the named executive officers’ compensation from 2012 compensation levels (other than to implement different short-term incentive (bonus) metrics for 2013 based on our 2013 commercial focus) as the committee deemed the compensation appropriate for the responsibilities and performance of our executive officers.

26    HELIX ENERGY SOLUTIONS GROUP, INC.  ê 2014 Proxy Statement

Key Features of Our Executive Compensation Program

What We Do	What We Don’t Do

✓          Substantial focus on performance based pay

✓          Balance of short- and long-term incentives

✓          Use formulaic approach when setting annual bonus targets

✓          Align executive compensation with shareholder returns through long-term incentives

✓          Annual “say-on-pay” advisory vote for shareholders

✓          Retain an independent external compensation consultant

✓          Use peer group benchmarks when establishing compensation

✓          Robust stock ownership guidelines for executives and directors

✓          Maintain a strong risk management program, which includes our Compensation Committee’s ongoing evaluation of the relationship between our compensation programs and risk

         Hedging of our stock

         Post-2008, enter into agreements with our executive officers containing tax “gross-up” protections

         Post-2008, enter into agreements with our executive officers with a single trigger severance

         Perquisites

B.	2013 Advisory Vote on Executive Compensation

In 2013, we sought an advisory vote from our shareholders regarding our executive officer compensation for 2012 and received a 99% favorable “say-on-pay” vote. The Compensation Committee considered the positive results of the advisory vote in completing its annual review of each pay element and the compensation packages provided to our executive officers, and continued for 2013 the performance-based measures instituted in 2012. The Compensation Committee will continue to consider the outcome of our “say-on-pay” votes and our shareholder views when making future compensation decisions for our executive officers.

C.	Compensation Philosophy and Objectives and Key Considerations for Executive Compensation

Our business model and growth strategy require highly qualified, experienced and technically proficient executive officers. In addition, we rely on our executive officers to develop and execute our business strategy in a way that maximizes value for our shareholders through the fluctuations of a cyclical industry. Our compensation philosophy reflects the realities of the competitive market in which we operate as well as the characteristics of our business environment. The Compensation Committee and management believe that our compensation programs are balanced and reasonable and help us attract, retain and motivate qualified and technically proficient employees, including our executive officers, through a range of business cycles. Details of compensation for our named executive officers can be found in the tables beginning on page 42.

We seek to closely align the interests of our named executive officers with the interests of our shareholders. Our compensation programs are designed to reward our named executive officers both

HELIX ENERGY SOLUTIONS GROUP, INC.  ê 2014 Proxy Statement    27

for the achievement of short-term financial goals and the longer term goal of increasing total shareholder return, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. Our named executive officers’ total compensation is comprised of a mix of base salary, annual short-term cash incentive (bonus) awards and long-term incentive awards that include cash performance awards, performance-based equity awards and time-vested restricted stock.

The elements of our executive compensation program were designed upon the following principles:

•	In general, we compensate to reflect the overall performance of Helix;
•	We pay competitively in terms of type and amount of compensation, as compared to other companies in our industry (as discussed below);
•	We compensate based upon the responsibilities, complexity and difficulty of an executive’s position during the applicable period;
•	Components of our compensation are tied to increasing shareholder value;
•	Our executive compensation balances rewards for short-term and long-term performance;
•	A substantial portion of each executive’s total compensation is variable or “at risk;”
•	Our compensation program is aimed at incentivizing executive officers to remain with us over the long term;
•	Our compensation program is aimed at incentivizing our executive officers to execute our business plan and financial objectives consistent with our long-term strategy; and
•	Annual performance that reflects the execution of our stated strategy is rewarded.

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D.	Participants in the Decision-Making Process.

The following summarizes the allocation of responsibilities associated with the determination of our executive officer compensation program:

Compensation Committee (comprised of four independent directors)

•       Determines program principles and philosophies;

•       Determines short-term incentive plan and design, and performance measures for executive officers;

•       Determines design of long-term incentive programs for executive officers;

•       Determines all compensation for the named executive officers including base salary, short-term incentive plan targets and individual awards, and long-term incentive plan targets and individual awards;

•       Considers all other arrangements, policies and practices related to our executive officer compensation program such as employment agreements, change in control arrangements, stock ownership policies and anti-hedging and anti-pledging policies;

•       Does not delegate any of its functions or authority to management with regard to compensation for the executive officers; and

•       Has exclusive authority to retain and terminate any independent compensation consultant.

Meridian Compensation Partners, LLC (independent compensation consultant)

•       Retained by, and performs work at the direction and under the supervision of, the Compensation Committee;

•       Provides advice, research and analytical services on subjects such as trends in executive compensation, executive officer compensation program design, peer and industry data, executive officer compensation levels, and non-employee director compensation;

•       Reviews and reports on Compensation Committee materials, participates in Compensation Committee meetings, and communicates with the Compensation Committee Chair between meetings; and

•       Provides no services to Helix other than those provided directly to or on behalf of the Compensation Committee.

Management

•       CEO recommends base salary, short-term incentive plan targets, and long-term incentive plan awards for executive officers other than himself;

•       CEO provides information on Helix’s and the executive officers’ long-term and short-term business and strategic objectives for consideration by the Compensation Committee in structuring the short-term incentive plan and performance-based cash and equity awards; and

•       CEO provides the Compensation Committee a performance assessment of each executive officer.

E.	Components of the Compensation Committee Analysis

Set forth below are some of the components that impact the compensation decisions made by the

Compensation Committee. These factors or components are not intended to be exhaustive.

Business Context

Helix is an international offshore energy company that provides specialty services to the offshore energy industry, with a focus on well intervention and robotics operations. We operate in a very cyclical industry because of volatility in demand and prices for oil and gas and therefore our services. We rely on our executive team to develop, maintain and execute our strategy over the long term in order to build value for

HELIX ENERGY SOLUTIONS GROUP, INC.  ê 2014 Proxy Statement    29

our shareholders through the up and down cycles of our industry. The skills, technical expertise, experience and personal qualities of the executives needed to successfully manage this type of business are currently in very high demand. We believe that our current mix of compensation is appropriate to attract and retain executives to implement our strategy of focusing on expanding our well intervention and robotics businesses.

Considerations Regarding Roles and Responsibilities

The roles and responsibilities of each named executive officer are taken into account in two distinct ways in determining compensation. First, the officer’s roles and responsibilities are considered by the Compensation Committee, as well as by its independent compensation consultant, when determining the applicable comparable position for inclusion in the peer group compensation information. Second, the Compensation Committee evaluates the specific responsibilities of the applicable officer’s specific position to determine how such officer’s overall compensation, and mix of compensation, should differ from that of the other named executive officers.

Peer Group

Each year, including 2013, the Compensation Committee compares the total compensation for each position occupied by our executive officers to the compensation paid by companies in our peer group for similar positions, as set forth in our peer companies’ proxy statements. The independent compensation consultant provides the Compensation Committee with market data for this purpose; however, the market data is only used as a benchmark. Generally, the Compensation Committee seeks to ensure that executive compensation falls between the 25th and 75th percentiles of the market data for each individual, but individual positioning varies based on the individual’s role within our organization, his or her experience and his or her contribution to our success.

The Compensation Committee’s independent compensation consultant proposes companies to be included in our peer group. The independent compensation consultant may consult with management to ensure that the most appropriate companies are included. The Compensation Committee then reviews and approves the peer group for the applicable compensation year, as it deems appropriate.

In August 2012, following a discussion with and a report from the independent compensation consultant, the Compensation Committee selected a new peer group of energy services companies that was more reflective of Helix’s strategy to dispose of our oil and gas business and focus on expanding our well intervention and robotics services businesses. For fiscal 2013, the peer group for executive officer compensation consisted of the following companies:

30    HELIX ENERGY SOLUTIONS GROUP, INC.  ê 2014 Proxy Statement

  Fiscal Year End 2012 Peer Group Data

Company	Ticker Symbol	Revenue	Market Cap	Enterprise Value
		($ in millions)
Atwood Oceanics, Inc.	ATW	$787	$2,975	$3,547
Dril-Quip, Inc.	DRQ	$733	$2,957	$2,690
GulfMark Offshore, Inc.	GLF	$389	$927	$1,169
Hercules Offshore, Inc.	HERO	$710	$979	$1,585
Hornbeck Offshore Services, Inc.	HOS	$513	$1,218	$1,665
McDermott International, Inc.	MDR	$3,642	$2,599	$2,017
Oceaneering International, Inc.	OII	$2,783	$5,804	$5,821
Oil States International, Inc.	OIS	$4,398	$3,913	$4,950
Rowan Companies, Inc.	RDC	$1,393	$3,884	$4,948
Superior Energy Services, Inc.	SPN	$4,568	$3,263	$5,097
TETRA Technologies, Inc.	TTI	$881	$593	$935
Tidewater Inc.	TDW	$1,244	$2,499	$3,370

25th Percentile		$727	$1,158	$1,645
Median		$1,062	$2,778	$3,030
75th Percentile		$2,997	$3,419	$4,949
Helix Energy Solutions Group, Inc.	HLX	$846(1)	$2,183	$2,764
HLX Percentile Rank		42%	34%	46%

  *Data Source: S&P Compustat

  -Revenue, Market Cap & Enterprise Value as of FYE 2012

(1) Excludes revenues of $557.2 million associated with our former oil and gas exploration and production business, a discontinued operation.

We believe these companies were appropriate for the purpose of our targeted compensation comparison for 2013 because:

•	they were our direct competitors;
•	they were companies that were likely competition for our executive talent;
•	their executive officers often had similar positions to or responsibilities of the positions held by our executive officers;
•	each of the companies was of a comparable size to us; and/or
•	each company was within our same general industry.

Consideration of Risk

Our compensation programs are balanced and primarily focused on the long term. Under this structure, the greatest amount of compensation can be achieved through consistent superior performance over sustained periods of time. In addition, significant amounts of compensation are usually paid out over time, specifically the long-term incentive awards, which vest over a three-year period. This provides incentives to manage Helix for the longer term, while avoiding excessive risk-taking in the short term.

Goals and objectives reflect a balance of performance measures to avoid excessive weight on a single performance measure. Likewise, the elements of compensation are balanced among base salary, short-term (annual) cash bonus, long-term cash performance awards and long-term equity incentive awards. We also have determined that our current form of long-term incentive compensation is more appropriate than stock options to encourage management to take only the appropriate level of risk in order to create sustained shareholder value over the long term.

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Tax Considerations

The Compensation Committee and management consider the accounting and tax effects of various compensation elements when designing our executive compensation plans and making other compensation decisions. These considerations, however, are secondary to meeting the overall objectives of the executive compensation program.

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that may be deducted by Helix in any year with respect to the named executive officers’ compensation unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations. Although the Compensation Committee may take into account the potential application of Section 162(m) in its compensation decisions, including the grant of long-term incentive compensation awards, it may approve compensation that exceeds the $1,000,000 limit in order to ensure competitive levels of compensation for our executive officers. As a result, certain compensation paid to the named executive officers may not be deductible by us for tax purposes. The Compensation Committee does not let deductibility drive its compensation decisions.

F.	Elements of our 2013 Compensation Program

Overview

During fiscal 2013, the primary elements of compensation earned by each of our executive officers, including our named executive officers, consisted of:

•	a base salary;
•	a short-term incentive cash bonus;
•	long-term incentive compensation, in the form of a cash performance award;
•	long-term incentive compensation, in the form of a performance share unit award; and
•	long-term incentive compensation, in the form of a restricted stock award.

We use each element of compensation to satisfy one or more of our stated compensation objectives. The Compensation Committee’s goal is to achieve the appropriate balance between short-term cash rewards and long-term financial incentives for the achievement of both annual and long-term financial goals. To ensure appropriate linkage between our business objectives and compensation levels, we periodically review the goals and the levels of each element of compensation. For instance, each year we determine annual bonus components and metrics that relate specifically to our financial and strategic objectives for that year.

Typically, the Compensation Committee reviews and approves each element of compensation separately and, if necessary, makes adjustments to individual elements of compensation to achieve total compensation that is competitive with our peer group at the desired levels and that is deemed appropriate by the Compensation Committee for each named executive officer.

In light of the transformation of Helix that has occurred over the past several years, including entering into an agreement in 2012 to sell our oil and gas exploration and production business, the Compensation Committee made no changes to or increases in 2013 compensation from 2012 levels as the committee deemed the levels of compensation to continue to be appropriate for our executive officers’ responsibilities and performance. The Compensation Committee during 2013 has considered, and continues to consider, the appropriateness of the overall compensation of our executive officers in light of our new business model and growth strategy.

32    HELIX ENERGY SOLUTIONS GROUP, INC.  ê 2014 Proxy Statement

Base Salary Determination

In establishing base salaries for our executive officers, including the named executive officers, the Compensation Committee considers a number of factors including the executive’s job responsibilities, individual contributions, level of experience, personal compensation history and peer company data. Base salary is generally set for our named executive officers at the regularly scheduled December meeting of our Compensation Committee in the preceding year. There were no increases to base salaries in 2013 for any of our named executive officers. The following sets forth the base salaries for 2013 and 2012:

Named Executive Officer	2013 Base Salary	2012 Base Salary	Percent Increase

Owen Kratz(1)	$700,000	$700,000	0%
Anthony Tripodo	480,000	480,000	0%
Clifford V. Chamblee	380,000	380,000	0%
Alisa B. Johnson	360,000	360,000	0%

(1)	Annual base salary for Mr. Kratz has remained unchanged since 2008.

Johnny Edwards’s employment with Helix terminated in March 2013 after the disposition of ERT. See “Executive Compensation – Mr. Edwards’s Separation

from Helix.” Like the other named executive officers, Mr. Edwards’s base salary was unchanged in 2013.

Short-Term Incentive Bonus Program

The annual incentive compensation plan includes a cash bonus designed to reward our employees, including our executive officers, for the achievement of certain goals in a given year. The bonus target for each executive officer is established in either the December meeting of the Compensation Committee in the prior year or during the Compensation Committee’s first meeting of the applicable year. For 2013, the target bonus for each named executive officer was also the maximum award that individual could receive under the program (unless the Compensation Committee determined that extraordinary circumstances warranted otherwise), and payout was dependent on the degree to which the financial performance metrics adopted by the Compensation Committee were met. The Compensation Committee adopted the following defined performance metrics for the 2013 short-term incentive cash bonus program for each of our named executive officers:

•	75% based on the achievement by Helix of certain EBITDA[1] targets;
•	15% based on the achievement by Helix of its return on capital goals[2]; and
•	10% based on maintenance of CAPEX spending within board approved levels.

The named executive officers had the opportunity to earn up to 125% of the EBITDA and return on capital performance measures based upon Helix achieving superior performance with respect to those measures; however in no event could an executive officer earn greater than 100% of his or her overall target bonus unless the Compensation Committee concluded in its discretion that circumstances warranted exceeding target bonus level. The Compensation Committee did not conclude that those circumstances existed in 2013 (or in any other past year in which a similar formulaic bonus program has been in place). Bonuses are typically paid in March of the year following the applicable performance year.

1 Defined as income (loss) from continuing operations plus income taxes, net interest expense and other, depreciation, depletion and amortization expense.

2 Return on capital is defined as gross profit (exclusive of income/loss from equity investments) less selling, general and administrative expenses (other than one-time gains, losses and impairments) divided by gross assets (excluding certain assets under construction and cash).

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•	EBITDA Targets

Set forth below are certain EBITDA targets that were approved by the Compensation Committee to evaluate 2013 performance with respect to this financial metric and the actual performance achieved. The targets were based on a variety of factors including the overall Helix budget approved by the board and market guidance.

EBITDA Targets ($ in millions)

Actual	Metric		Achievement of Target

	$240	<	0%

	$240	≥	75%

$314*	$300	≥	100%

	$360	≥	125%

*As adjusted to exclude the effect of the $14 million recognized loss on the settlement of our remaining commodity contracts associated with our discontinued oil and gas business.

•    Return on Capital Targets

Set forth below are certain return on capital targets that were approved by the Compensation Committee to evaluate performance with respect to this financial metric and the actual performance achieved. The targets were based on a variety of factors including the overall Helix budget approved by the board and market guidance.

Return on Capital Targets
Actual	Metric		Achievement of Target

	9.7%	<	0%

	9.7%	≥	75%

	10.5%	≥	100%

11.13%	11.5%	≥	125%

•    Maintenance of CAPEX Spending within Board

Approved Levels

This measure is the maintenance of CAPEX spending within the amounts approved by the board for the subject bonus year. The Compensation Committee determined that we did not achieve this measure, which comprised 10% of the total bonus target.

34    HELIX ENERGY SOLUTIONS GROUP, INC.  ê 2014 Proxy Statement

•	Bonus Levels and Amounts Paid

The bonus targets for our executive officers are based on market data. Bonus levels for 2013 for our named executive officers were not increased from 2012 levels as they were deemed appropriate for 2013 in light of the responsibilities of our executive officers.

Set forth below is the weight given to each of three financial performance metrics, the percentage of target achieved and the percentage of the maximum bonus earned for 2013:

Metric	Weight		Achievement of Target		2013 Bonus

EBITDA	75%	X	105.83%	=	79.38%

Return on Capital	15%	X	115.75%	=	17.36%

Maintenance of CAPEX	10%	X	0%	=	0%

Overall Performance	100%				96.74%

In addition, set forth below are the 2013 maximum bonuses that could have been earned by and the actual bonus paid (in March 2014) to each named executive officer, which equaled 96.74% of target:

Named Executive Officer (1)	Maximum	Actual

Owen Kratz	$1,400,000	$1,354,360
Anthony Tripodo	600,000	580,440
Clifford V. Chamblee	575,000	556,255
Alisa B. Johnson	375,000	362,775

(1) Johnny Edwards’s maximum bonus for 2013 was $575,000. This amount was paid to him as part of his separation arrangement in connection with the sale of ERT. See “Executive Compensation-Mr. Edwards’s Separation from Helix.”

Long-Term Incentive Awards

The Compensation Committee believes that equity-based incentive awards serve to align the economic interests of our executive officers with those of our shareholders. When combined with our long-term cash performance awards, the payout of which is also based on our stock price, we believe these awards provide proper incentives to avoid excessive risk while increasing long-term shareholder value. We also believe that these awards are an important retention tool with respect to our employees, including our named executive officers.

In determining the value of each named executive officer’s long-term incentive award, the Compensation Committee reviews the peer group data provided by the compensation consultant, historical awards and the CEO’s recommendation regarding the long-term incentive award for each named executive officer, and makes its determination at its December meeting.

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2013 Long-Term Incentive Awards

Prior to 2012, the long-term incentive award for our executive officers was comprised of a cash performance award and an equity award in the form of restricted stock, both vesting ratably over a five-year period. The Compensation Committee reformulated the long-term incentive compensation granted to our executive officers in 2012 to consist of three components: a cash performance award, an award of restricted stock, and a new performance share unit award the payout of which is dependent on our total shareholder return compared to that of our peers. The Compensation Committee also increased the percentage of long-term incentive awards that are performance based, increased the “stretch” incorporated in the payout targets and changed the vesting period to three years.

The performance element of these awards was enhanced by:

•	adding a “cliff vesting” performance share unit award, which is based on total shareholder return on our common stock in comparison to our peers over the entire vesting period, and

•	modifying the previous cash performance awards to our executive officers to increase the floor by which the executive officers would receive any payout upon a vesting from 50% to 75% of the base stock price, and adding a 15% total shareholder return requirement for payout at a 100% target level.

As in 2012, the 2013 long-term incentive award to our executive officers consisted of: (1) 25% in a performance share unit award, (2) 50% in a cash performance award and (3) 25% in a time-vested restricted stock award. The total value of the long-term incentive awards for each named executive officer was determined by the Compensation Committee in December 2012. At that time, the Compensation Committee determined that the total value of the long-term incentive award for our executive officers would be the same as the prior year, except for Messrs. Edwards and Chamblee. Set forth below are the long-term incentive awards for each of the named executive officers granted in January 2013.

	2013 Long-Term Incentive Awards(1)
Named Executive Officer	Performance Share Unit Awards (25%)	Restricted Stock Awards (25%)	Cash Performance Awards (50%)	Total Value of LTI Awards
Owen Kratz	36,337	36,337	$1,500,000	$3,000,000
Anthony Tripodo	18,169	18,169	750,000	1,500,000
Clifford V. Chamblee	12,415	12,415	512,500	1,025,000
Alisa B. Johnson	12,718	12,718	525,000	1,050,000

(1)	In light of the pending sale of ERT, Mr. Edwards was not awarded a long-term incentive award at the beginning of 2013.

2013 Performance Share Unit Awards

In January 2013, each named executive officer other than Mr. Edwards received a performance share unit award under our 2005 Plan. Each unit represents the contingent right to receive one share of our common stock. These awards are paid with shares of our common stock unless the Compensation Committee determines to make the payment in cash. The performance share unit award vests entirely after a three-year period with the final number of shares issued based on Helix’s total shareholder return relative to our peers over the three-year period. The maximum number of shares that may be issued is 200% of the units awarded and the minimum is 0%. The total shareholder return calculation for the performance share unit award compares Helix’s total shareholder return against the total shareholder return of each company in the 2013 peer group.

The total shareholder return formula is computed as: the ending price – the beginning price + dividends (if

36    HELIX ENERGY SOLUTIONS GROUP, INC.  ê 2014 Proxy Statement

any) / the beginning price with the beginning price being the average closing price of the last 20 trading days of 2012 and the ending price being the average closing price of the last 20 trading days of 2015.

In calculating Helix’s relative total shareholder return, the top and bottom performer of the peer group is excluded, and the remaining peers and Helix are grouped into quintiles. The quintiles and the respective amount of the performance share unit award earned are set forth below:

Lowest quintile  –      0% of award earned

Second lowest quintile  –    50% of award earned

Middle quintile  –  100% of award earned

Second highest quintile  –  150% of award earned

Highest quintile  –  200% of award earned

2013 Restricted Stock Awards

In January 2013, each named executive officer other than Mr. Edwards received a time-vested restricted stock award under our 2005 Plan. The restricted stock awards vest over a three-year period in one-third increments on each anniversary of the date of grant.

2013 Cash Performance Awards

In January 2013, each executive officer other than Mr. Edwards received a cash performance award under our 2005 Plan. (We amended this plan in May 2012 to, among other things, provide for certain long-term equity-based cash incentive compensation to eligible employees.) Our executive officers, including the named executive officers, are granted cash performance awards, the amount of which to be paid out on any vesting date will depend on the performance of our common stock price over the applicable measurement period compared to a “base” stock price determined by the Compensation Committee on the date of the award. The stock price measurement period to determine the annual payout of these share-based cash awards is the last 20 trading days of the year immediately prior to a vesting. The base stock price for the long-term incentive cash performance awards granted in 2013 was $22.11, representing 115% of the average closing price of our common stock over the last 20 trading days of 2012. Payment amounts are based on the calculated ratio of the average closing stock price during the measurement period (the “Average Price”) over the base stock price. The maximum amount payable under the 2013 share-based cash performance awards is twice the original amount of the award, and if the average closing price during the measurement period is less than 75% of the base stock price, no payout will be made at the applicable vesting date. The long-term incentive cash awards granted in 2013 vest ratably on an annual basis over a three year period, or upon such other events described in the award letters applicable to such awards.

Example of 2014 Payout for 2013 Cash Performance Award: If the award is $3,000, the payout at 100% on each vesting date is $1,000. The cash payment due on the first of such vesting dates is set out below. The example includes the actual average closing price for the last 20 trading days of 2012, $19.23, and therefore a base stock price of $22.11, which is 115% of $19.23.

Average Price on January 2014 Vesting Date	Potential Payout (%)	Potential Payout ($)
$ 44.22+	200%	$2,000.00
$ 38.69	175%	$1,750.00
$ 33.16	150%	$1,500.00
$ 22.11	100%	$1,000.00
$ 19.23	87%	$ 870.00
$ 16.58	75%	$ 750.00
Less than $ 16.58	0%	$ 0.00

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Actual Payout of 2013 Cash Performance Award

The Average Price for the 2013 vesting was $22.87, which resulted in a payout of 103.45% for the first vesting tranche of the 2013 cash performance awards. Set forth below is the actual amount received by each named executive officer (other than Mr. Edwards, whose employment with Helix terminated prior to the first vesting date):

Named Executive Officer	2013 Cash Performance Award Payout

Owen Kratz	$512,071
Anthony Tripodo	$256,035
Clifford V. Chamblee	$174,958
Alisa B. Johnson	$179,225

For amounts received in 2013 from the vesting of 2012, 2011, 2010 and 2009 long-term cash performance awards issued pursuant to our 2009

Long-Term Incentive Cash Plan (the “2009 Plan”), see footnote 3 to the Summary Compensation Table under “Executive Compensation.”

Perquisites and Benefits

Our named executive officers are not entitled to any benefits that are not otherwise available to all of our employees. In this regard it should be noted that we do not provide pension arrangements, post-retirement health coverage or similar benefits for our named executive officers.

We offer a variety of health and welfare and retirement programs to all eligible employees. The executive officers are eligible for the same benefit programs on the same basis as the rest of our employees. Our health and welfare programs include medical, pharmacy, dental, vision, life insurance and accidental death and disability insurance. In addition, we offer a retirement program intended to supplement our employees’ personal savings and social security. The retirement program is our Helix Energy Solutions Group, Inc. Employees Retirement Savings Plan, which is a 401(k) plan. With respect to all employees who participate in our 401(k) plan, Helix currently matches 75% (which was increased from 50% effective January 1, 2014) of the employee’s pre-tax contributions up to 5% of the employee’s compensation subject to contribution limits. All of our named executive officers participated in our 401(k) plan and received matching funds in 2013. Our health and insurance plans are the same for all employees.

38    HELIX ENERGY SOLUTIONS GROUP, INC.  ê 2014 Proxy Statement

2014 Short-Term Incentive Cash Bonus Program

In 2013, the Compensation Committee determined to change the structure of the short-term incentive cash bonus program for our executive officers. In December 2013, the Compensation Committee approved the 2014 Short-Term Incentive Program for Helix’s executive officers, including target and maximum bonuses that can be earned by each executive officer. The target and maximum bonuses for 2014 are set forth below as a percentage of base salary, as are the targets for the 2013 Short-Term Incentive Program. The 2013 program set the target bonus equal to the maximum bonus that could be earned by an executive officer based on three financial metrics. The 2014 program sets the target bonus as a lower percentage of base salary than the 2013 program, with an opportunity to earn additional bonus amounts, up to a maximum amount, if Helix’s performance exceeds the target levels for the various metrics. The calculation of any bonus payout when performance of a metric falls between levels is made on a linear basis. The Compensation Committee adopted the same three financial metrics for the 2014 Short-Term Incentive Cash Program as were in place for the 2013 program based on the fact that the same financial performance drivers apply to 2014 as were applicable to 2013.

Named Executive Officer	2013 Short-Term Incentive Cash Bonus Program	2014 Short-Term Incentive Cash Bonus Program

	Target and Maximum as a Percent of Salary	Target as a Percent of Salary	Maximum as a Percent of Salary

Owen Kratz	200%	150%	up to 200%

Anthony Tripodo	125%	120%	up to 160%

Clifford V. Chamblee	151%	120%	up to 160%

Alisa B. Johnson	104%	100%	up to 133%

G.	Severance and Change in Control Arrangements

We believe that the competitive marketplace for executive talent and our desire to retain our executive officers require us to provide our executive officers with certain severance benefits. In addition, we believe that the interests of our shareholders are served by having limited change in control benefits for executive officers who would be integral to the success of, and are most likely to be impacted by, a change in control. Each of our named executive officers with the exception of Messrs. Edwards and Chamblee executed amended and restated employment agreements in November 2008. Messrs. Edwards and Chamblee each executed employment agreements in connection with their respective promotions to executive officer positions subsequent to that date; in order to reflect evolving corporate governance standards, their agreements do not have “gross-up”, or excise tax protection, provisions. Mr. Edwards’s employment agreement was amended in December 2012 to include a change in control of our oil and gas subsidiary, then the subject of a sales agreement, within the definition of “Change in Control.” Mr. Edwards’s employment with Helix terminated in March 2013.

The employment agreements with our executive officers contain severance benefits in the event the executive’s employment is terminated by Helix “Without Cause” or the executive terminates employment for “Good Reason,” as those terms are defined in the agreements. The employment agreements generally contain benefits payable to the executive officer if the executive officer terminates his or her employment for “Good Reason” or is terminated without “Cause” within a two-year period following a “Change in Control.” We believe the provision of these benefits to be reasonable and customary within our

HELIX ENERGY SOLUTIONS GROUP, INC.  ê 2014 Proxy Statement    39

peer group. For more information regarding the severance and change in control benefits, please refer to “Employment Agreements and Change in Control Provisions.” In February 2012, the Compensation

Committee adopted a policy that prohibits any future employment agreements with executive officers from containing “single trigger” change in control provisions, or “gross-up”, or excise tax protection, provisions.

H.	Stock Ownership Guidelines

We have implemented stock ownership guidelines for our Section 16 officers and non-employee directors (“Participants”). Participants have five years from the later of (1) the date of adoption of the guidelines in February 2011 or (2) the date upon which they become subject to the guidelines to accumulate the equity necessary to comply with the guidelines. The forms of equity ownership that can be used to satisfy the guidelines include shares of our common stock owned directly, shares of our common stock owned indirectly (e.g., by a spouse or a trust) or time-vested restricted stock. The ownership guidelines are as follows:

•	Non-Employee Members of the board – 5 times annual cash retainer
•	President and CEO – 6 times current base salary
•	Executive Vice Presidents – 3 times current base salary
•	Senior Vice Presidents and Vice Presidents – 2 times current base salary

The value of a Participants’ holdings is based on the average of the closing price of a share of our common stock for the previous calendar year. There are penalties for non-compliance; however waivers may be made for certain hardship issues. Currently, each of our directors and Section 16 officers is in compliance with the ownership guidelines.

I.	Anti-Hedging and Anti-Pledging Policy

Helix considers it inappropriate for any director, officer or employee to enter into speculative transactions in our securities. Therefore, we have a policy that prohibits the purchase or sale of puts, calls or options based on our securities, or the short sale of our securities. Directors, officers and employees are required to contact Helix’s legal department prior to engaging in any hedging or monetization transactions in which the shareholder continues to own the underlying security without the risks or rewards of ownership. Finally, directors, officers and other employees may not purchase our securities on margin or borrow against any account in which our securities are held.

Conclusion

We believe that our overall executive compensation mix and levels are appropriate and provide a direct link to enhancing shareholder value, achieving our mission and business strategy, and advancing other core principles of our compensation philosophy and objectives, which include attracting, motivating and retaining the key talent needed to ensure Helix’s long-term success.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the above Compensation Discussion and Analysis with management. Based on this review and discussion, the Compensation Committee recommended to the Board that this Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE:

John V. Lovoi, Chairman

Jan Rask

William L. Transier

James A. Watt

40    HELIX ENERGY SOLUTIONS GROUP, INC.  ê 2014 Proxy Statement

EXECUTIVE OFFICERS OF HELIX

The executive officers of Helix are as follows:

Name	Age	Position
Owen Kratz	59	President, CEO and Chairman of the Board
Anthony Tripodo	61	Executive Vice President and Chief Financial Officer
Clifford V. Chamblee	54	Executive Vice President and Chief Operating Officer
Alisa B. Johnson	56	Executive Vice President, General Counsel and Corporate Secretary

Owen Kratz is President and CEO of Helix. He was named Executive Chairman in October 2006 and served in that capacity until February 2008 when he resumed the position of President and CEO. He was appointed Chairman in May 1998 and served as Helix’s CEO from April 1997 until October 2006. Mr. Kratz served as President from 1993 until February 1999, and has served as a Director since 1990. He served as Chief Operating Officer from 1990 through 1997. Mr. Kratz joined Helix in 1984 and held various offshore positions, including saturation diving supervisor, and management responsibility for client relations, marketing and estimating. From 1982 to 1983, Mr. Kratz was the owner of an independent marine construction company operating in the Bay of Campeche. Prior to 1982, he was a superintendent for Santa Fe and various international diving companies, and a diver in the North Sea. From February 2006 to December 2011, Mr. Kratz was a member of the Board of Directors of Cal Dive International, Inc., a publicly-traded company, which was formerly a subsidiary of Helix. Mr. Kratz has a Bachelor of Science degree from State University of New York (SUNY).

Anthony Tripodo was elected as Executive Vice President and Chief Financial Officer of Helix on June 25, 2008. Mr. Tripodo oversees the finance, treasury, accounting, tax, information technology and corporate planning functions. Mr. Tripodo was a director of Helix from February 2003 until June 2008. Prior to joining Helix, Mr. Tripodo was the Executive Vice President and Chief Financial Officer of Tesco Corporation. From 2003 through the end of 2006, he was a Managing Director of Arch Creek Advisors LLC, a Houston based investment banking firm. From 1997 to 2003, Mr. Tripodo was Executive Vice President of Veritas DGC, Inc., an international oilfield service company specializing in geophysical services, including serving as Executive Vice President, Chief Financial Officer and Treasurer of Veritas from 1997 to 2001. Previously, Mr. Tripodo served 16 years in various executive capacities with Baker Hughes, including serving as Chief Financial Officer of both the Baker Performance Chemicals and Baker Oil Tools divisions. Mr. Tripodo also has served as a director of three publicly-traded companies in the oilfield services industry in addition to his prior service as a director of Helix. He graduated Summa Cum Laude with a Bachelor of Arts degree from St. Thomas University (Miami).

Clifford V. Chamblee has been Executive Vice President and Chief Operating Officer of Helix since February 2013. He served as Executive Vice President-Contracting Services of Helix from May 2011 until February 2013. He joined Helix in its robotics subsidiary, Canyon Offshore, Inc. (Canyon), in 1997. Mr. Chamblee served as President of Canyon from 2006 until 2011. Prior to becoming President of Canyon, Mr. Chamblee held several positions with increasing responsibilities at Canyon managing the operations of the company including as Senior Vice President and Vice President Operations from 1997 until 2006. Mr. Chamblee has been involved in the robotics industry for over 32 years. From 1988 to 1997, Mr. Chamblee held various positions with Sonsub International, Inc., including Vice President Remote Systems, Marketing Manager and Operations Manager. From 1986 until 1988, he was Operations Manager and Superintendent for Helix (then known as Cal Dive). From 1981 until 1986, Mr. Chamblee held various positions for Oceaneering International/Jered, including ROV Superintendent and ROV Supervisor. Prior to 1981, he was an ROV Technician for Martech International.

Alisa B. Johnson joined Helix as Senior Vice President, General Counsel and Secretary of Helix in September 2006, and in November 2008 became Executive Vice President, General Counsel and Corporate Secretary of Helix. Ms. Johnson oversees the legal, human resources and contracts and insurance functions. Ms. Johnson has been involved with the energy industry for over 23 years. Prior to joining Helix, Ms. Johnson worked for Dynegy Inc. for nine years, at which company she held various legal positions of increasing responsibility, including Senior Vice President and Group General Counsel — Generation. From 1990 to 1997, Ms. Johnson held various legal positions at Destec Energy, Inc. Prior to that Ms. Johnson was in private law practice. Ms. Johnson received her Bachelor of Arts degree Cum Laude from Rice University and her law degree Cum Laude from the University of Houston.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides a summary of the cash and non-cash compensation for the years ended December 31, 2013, 2012 and 2011, for each of the following named executive officers: (1) the Chief Executive Officer and the Chief Financial Officer and (2) each of the three most highly compensated executive officers of Helix during 2013 other than the Chief Executive Officer or Chief Financial Officer. The

table may not reflect the actual compensation received by named executive officers for those periods. For example, amounts recorded in the stock awards column reflects the fair market value of the awards at the award date. The actual value of compensation realized by the named executive officer will likely vary from any targeted equity award or cash performance award due to stock price fluctuations and/or forfeitures.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Owen Kratz, President and CEO	2013 2012 2011	$700,000 $700,000 $700,000	$-0- $-0- $-0-	$1,499,992 $1,499,988 $1,068,320	$4,041,435 $3,570,200 $2,696,312	$6,375 $6,250 $6,125	$6,247,802 $5,776,438 $4,470,757
Anthony Tripodo, Executive Vice President and Chief Financial Officer	2013 2012 2011	$480,000 $464,615 $400,000	$-0- $-0- $-0-	$750,016 $749,994 $680,835	$1,773,927 $1,535,050 $1,161,749	$6,375 $6,250 $6,125	$3,010,318 $2,755,909 $2,248,709
Clifford V Chamblee, Executive Vice President and Chief Operating Officer	2013 2012 2011	$380,000 $374,231 $296,826	$-0- $-0- $-0-	$512,492 $512,488 $348,753	$842,151 $634,765 $464,199	$6,375 $6,250 $6,125	$1,741,018 $1,527,734 $1,115,903
Alisa B. Johnson, Executive Vice President, General Counsel and Corporate Secretary	2013 2012 2011	$360,000 $358,077 $350,000	$-0- $-0- $-0-	$525,000 $525,002 $476,738	$1,239,271 $1,070,608 $798,732	$6,375 $6,250 $6,125	$2,130,646 $1,959,937 $1,631,595
Johnny Edwards, Former Executive Vice President – Oil & Gas	2013 2012 2011	$70,989 $374,231 $350,000	$-0- $-0- $-0-	$-0- $512,488 $272,264	$384,623 $733,491 $464,199	$6,375 $6,250 $6,125	$461,987 $1,626,460 $1,092,568

(1)	Salary increases listed for 2012 were effective March 4, 2012. There were no increases to salaries in 2013.

(2)

The amounts shown in this column represent the grant date fair market value of the restricted stock and performance share unit awards as calculated in accordance with the provisions of FASB ASC Topic 718. No stock options were granted in 2013, 2012 or 2011. The value ultimately realized by each named executive officer may or may not be equal to the FASB ASC Topic 718 determined value. See the “Grant of Plan-Based Awards” table below for details of the 2013, 2012 and 2011 stock awards and the related grant date fair market value.

(3)

The amounts shown in this column reflect the payments made to each named executive officer (a) under Helix’s short-term incentive bonus programs for the applicable performance year that are actually paid the following March and (b) pursuant to long-term cash performance awards granted under our 2009 Plan.

The short-term incentive (bonus) payments for 2013 were paid in March 2014 as follows: Mr. Kratz, $1,354,360; Mr. Tripodo, $580,440; Mr. Chamblee, $556,255; Ms. Johnson, $362,775; and Mr. Edwards, $0. In January 2013, each of the named executive officers received the following aggregate amounts from the vesting of their 2012, 2011, 2010 and 2009 long-term cash performance awards: Mr. Kratz, $2,687,075; Mr. Tripodo, $1,193,487; and Ms. Johnson, $876,496. Mr. Edwards received $384,623 from his 2012, 2011 and 2010 grants and Mr. Chamblee received $285,896 from his 2012 and 2010 grants. In January 2013, each named executive officer (other than Mr. Edwards) received a long-term cash performance award under our 2005 Plan as follows: Mr. Kratz, $1,500,000; Mr. Tripodo, $750,000; Mr. Chamblee, $512,500; and Ms. Johnson, $525,000. These awards vest ratably on an annual basis over a three-year period beginning on the anniversary of the grant date and have a base price of $22.11

42    HELIX ENERGY SOLUTIONS GROUP, INC.  ê 2014 Proxy Statement

The short-term incentive (bonus) payments for 2012 were paid in March 2013 as follows: Mr. Kratz, $1,400,000; Mr. Tripodo, $600,000; Mr. Chamblee, $575,000; Ms. Johnson, $375,000; and Mr. Edwards, $575,000. In January 2012, each of the named executive officers received the following aggregate amounts from the vesting of their 2011, 2010 and 2009 long-term cash performance awards: Mr. Kratz, $2,170,200; Mr. Tripodo, $935,050; and Ms. Johnson, $695,608. Mr. Chamblee received $59,765 from his 2010 grant and Mr. Edwards received $158,491 from his 2011 and 2010 grants. In January 2012, each named executive officer received a long-term cash performance award under our 2009 Plan as follows: Mr. Kratz, $1,500,000; Mr. Tripodo, $750,000; Mr. Chamblee, $512,500; Ms. Johnson, $525,000; and Mr. Edwards, $512,500. These awards vest ratably on an annual basis over a three-year period beginning on the anniversary of the grant date and have a base price of $18.42.

The short-term incentive (bonus) payments for 2011 were paid in March 2012 as follows: Mr. Kratz, $1,400,000; Mr. Tripodo, $600,000; Mr. Chamblee, $375,000; Ms. Johnson, $375,000; and Mr. Edwards, $375,000. In January 2011, each of the named executive officers received the following aggregate amounts from the vesting of their 2010 and 2009 long-term cash performance awards: Mr. Kratz, $1,296,312; Mr. Tripodo, $561,749; and Ms. Johnson, $423,732. Messrs. Chamblee and Edwards each received $89,199 from the vesting of their 2010 long-term cash performance awards. The long-term cash performance awards granted in January 2011 were as follows: Mr. Kratz, $1,931,680; Mr. Tripodo, $819,165; Mr. Chamblee, $426,250; Ms. Johnson, $573,262; and Mr. Edwards, $327,736. The awards vest 20% per year for a five-year period beginning on the anniversary of the grant date. The base price for the cash awards in 2011 was $12.77.

(4)

The amounts in this column consist of matching contributions by Helix through our 401(k) plan. Helix’s Retirement Plan is a 401(k) retirement savings plan under which Helix matches 50% (75% effective January 1, 2014) of employees’ pre-tax contributions up to 5% of the employee’s compensation, subject to contribution limits.

Grant of Plan-Based Awards

The following table sets forth certain information with respect to grants of plan-based awards during the fiscal year ended December 31, 2013 to each of our named executive officers:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(5)			All Other Stock Awards: Number of Shares of Stock (Restricted Stock) (6)	Grant Date Fair Value of Stock and Options Awarded(7)

		Threshold(3) ($)	Target or Opportunity ($)	Maximum(4) ($)	Threshold (#)	Target (#)	Maximum (#)

Owen Kratz		$0	$1,400,000	$1,400,000
	1/ 3/ 2013	$1,250,000	$1,500,000	$3,000,000					$1,500,000
	1/ 3/ 2013				18,169	36,337	72,674		$749,996
	1/ 3/ 2013							36,337	$749,996
Anthony Tripodo		$0	$600,000	$600,000
	1/ 3/2013	$562,500	$750,000	$1,500,000					$750,000
	1/ 3/2013				9,085	18,169	36,338		$375,008
	1/ 3/2013							18,169	$375,008
Clifford V. Chamblee		$0	$575,000	$575,000
	1/ 3/2013	$384,375	$512,500	$1,025,500					$512,500
	1/ 3/2013				6,208	12,415	24,830		$256,246
	1/ 3/2013							12,415	$256,246
Alisa B. Johnson		$0	$375,000	$375,000
	1/ 3/2013	$393,750	$525,000	$1,050,000					$525,000
	1/ 3/2013				6,359	12,718	25,436		$262,500
	1/ 3/2013							12,718	$262,500
Johnny Edwards(8)		$0	$575,000	$575,000
	1/ 3/2013	$384,375	$512,500	$1,025,500					$512,500
	1/ 3/2013				-0-	-0-	-0-		-0-
	1/ 3/2012							-0-	-0-

HELIX ENERGY SOLUTIONS GROUP, INC.  ê 2014 Proxy Statement    43

(1)

The first row of this column shows the amount of cash payable to the named executive officers under our 2013 short-term incentive program. For more information regarding our short-term incentive bonus programs, including the performance targets used for 2013, see “Compensation Disclosure and Analysis – Elements of our 2013 Compensation Program—Short-Term Incentive Bonus Program.”

(2)

The second row of this column shows the long-term cash performance award each executive officer received under our 2005 Plan in January 2013. We amended this plan in May 2012 to, among other things, provide certain long-term cash-based incentive compensation to eligible employees. Our executive officers, including the named executive officers, are granted cash performance awards, the amount of which to be paid out on any vesting will depend upon the performance of our common stock. The executive officers have the ability to earn up to two times the amount of the award. The cash award vests annually in one-third increments over a three-year period beginning on the anniversary of the date of grant. The cash awards are paid out based on the performance of our common stock over the applicable annual vesting period compared to a “Base” stock price. The “Base” stock price for the 2013 awards is 115% of the average closing price of our common stock over the last 20 trading days of 2012, or $22.11. The “Base” stock price is compared to the “Average” stock price which for the 2013 awards is the average closing price of our common stock over the last 20 days of 2013, 2014 and 2015. Payment amounts are based on the calculated ratio of the “Average” stock price divided by the “Base” stock price.

(3)

For 2013 cash performance awards under the 2005 Plan, if the Average stock price during the measurement period is less than $16.58, no payout will be made at the applicable vesting date. The threshold is the minimum payout for all three years below which no payout would be made.

(4)

100% of target is the maximum amount payable under our 2013 short-term incentive bonus program. For 2013 long-term cash performance awards under the 2005 Plan, payment amounts are based on the calculated ratio of the Average stock price during the measurement period over the Base stock price of $22.11. The maximum amount payable under these share-based cash performance awards is twice the award amount and for the 2013 awards is achieved if the average closing price of our common stock during the measurement period is greater than or equal to $44.22 (twice the Base stock price).

(5)

The amounts in these columns represent the estimated future amounts payable under the 2013 performance share unit awards made under the 2005 Plan. The performance share unit award is subject to a three-year cliff vesting period. The number of shares received is contingent on Helix’s performance in total shareholder return relative to that of our peer group over that period. The threshold amount represents the amount that would be received if our performance is in the second to the lowest quintile. If our performance is in the lowest quintile, no shares will be received by the named executive officers. For more information regarding the performance share unit awards, see “Compensation Discussion and Analysis – Elements of our 2013 Compensation – Program 2013 Long-Term Performance Share Unit Awards.”

(6)	This column shows the number of time-vested restricted shares granted in 2013 to the named executive officers under the 2005 Plan.
(7)	This column represents the grant date fair value of the time-vested restricted stock and performance share unit awards.
(8)

In connection with his departure from Helix in March 2013, Mr. Edwards received $1,150,000 (his employment agreement provided for two times the target bonus amount to be paid upon a change in control of ERT), the performance share units were vested at the maximum amount based on Helix’s total shareholder return as compared to the 2012 peer group, and the vesting of the unvested restricted shares was accelerated.

44    HELIX ENERGY SOLUTIONS GROUP, INC.  ê 2014 Proxy Statement

The following table sets forth certain information with respect to the restricted stock and performance share units granted during or for the fiscal year ended December 31, 2013, 2012 and 2011 to each of our named executive officers listed in the Summary Compensation Table.

Name and Principal Position	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Market Value of Stock Awards ($)(3)

Owen Kratz, President and CEO	1/2/2013 1/2/2013 1/12/2012 1/3/2012 1/3/2011	12/6/2012 12/6/2012 12/9/2011 12/9/2011 12/27/2010	36,337(1) 36,337(2) 47,468(1) 47,468(2) 88,000(2)	$749,996 $749,996 $749,994 $749,994 $1,068,320
Anthony Tripodo, Executive Vice President and Chief Financial Officer	1/2/2013 1/2/2013 1/12/2012 1/3/2012 1/3/2011	12/6/2012 12/6/2012 12/9/2011 12/9/2011 12/27/2010	18,169(1) 18,169(2) 23,374(1) 23,374(2) 56,082(2)	$375,008 $375,008 $369,309 $369,309 $680,835
Clifford V. Chamblee, Executive Vice President and Chief Operating Officer	1/2/2013 1/2/2013 1/12/2012 1/3/2012 5/11/2011	12/6/2012 12/6/2012 12/9/2011 12/9/2011 5/11/2011	12,415(1) 12,415(2) 16,218(1) 16,218(2) 21,608(2)	$256,246 $256,246 $256,244 $256,244 $348,753
Alisa B. Johnson, Executive Vice President, General Counsel and Corporate Secretary	1/2/2013 1/2/2013 1/12/2012 1/3/2012 1/3/2011	12/6/2012 12/6/2012 12/9/2011 12/9/2011 12/27/2010	12,718(1) 12,718(2) 16,614(1) 16,614(2) 39,270(2)	$262,500 $262,500 $262,501 $262,501 $476,738
Johnny Edwards, Former Executive Vice President – Oil & Gas(4)	1/12/2012 1/3/2012 1/3/2011	12/09/2011 12/9/2011 12/27/2010	16,218(1) 16,218(2) 22,427(2)	$256,244 $256,244 $272,264

(1)

This is the number of performance share units awarded to each named executive officer in 2013 and 2012. (Performance share unit awards were not granted in 2011.) These awards cliff vest after a three-year period and each of the named executive officers has the ability to earn up to 200% of the amount of the award based on Helix’s total shareholder return in comparison to its peer group.

(2)

This is a time-vested restricted stock award. The 2013 and 2012 awards vest ratably on an annual basis over a three-year period on each anniversary of the grant date. The 2011 and 2010 awards vest 20% per year for a five-year period on each anniversary of the date of grant.

(3)

The January 2, 2013 grants are valued based on the quoted closing market price of $20.64 per share of our common stock on December 31, 2012; the January 12, 2012 and January 3, 2012 grants are valued based on the quoted closing market price of $15.80 per share of our common stock on December 31, 2011; and the January 3, 2011 grants are valued based on the quoted closing market price of $12.14 per share of all common stock on December 31, 2010. Mr. Chamblee’s award on May 11, 2011 was valued on the quoted closing market price of $16.14 per share of our common stock on May 11, 2011.

(4)

Mr. Edwards’s employment with Helix terminated effective March 8, 2013 in connection with the change in control of ERT, Helix’s former oil and gas subsidiary. Pursuant to his employment agreement and agreements governing his equity-based awards, Mr. Edwards received 200% of the performance share unit award amount and the vesting of his unvested restricted stock was accelerated.

HELIX ENERGY SOLUTIONS GROUP, INC.  ê 2014 Proxy Statement    45

Outstanding Equity Awards at December 31, 2013

The following table includes certain information with respect to the value at December 31, 2013 of all unvested restricted stock awards outstanding for each of the named executive officers.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (1)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(4)
Name and Principal Position	Exercisable	Unexercisable
Owen Kratz, President and CEO	-0-	-0-	N/A	N/A	14,458 40,405 52,800 31,646 36,337	(6) (7) (8) (9) (10)	$335,136 $936,588 $1,223,904 $733,554 $842,292	47,468 36,337	$1,100,308 $842,292
Anthony Tripodo, Executive Vice President and Chief Financial Officer	-0-	-0-	N/A	N/A	6,265 17,507 33,650 15,823 18,169	(11) (12) (13) (14) (15)	$145,223 $405,812 $780,007 $366,777 $421,157	23,374 18,169	$541,809 $421,157
Clifford V. Chamblee, Executive Vice President and Chief Operating Officer	-0-	-0-	N/A	N/A	1,446 4,041 12,965 10,812 12,415	(16) (17) (18) (19) (20)	$33,518 $93,670 $300,529 $250,622 $287,780	16,218 12,415	$375,933 $287,780
Alisa B. Johnson, Executive Vice President, General Counsel and Corporate Secretary	-0-	-0-	N/A	N/A	4,579 14,140 23,562 11,076 12,718	(21) (22) (23) (24) (25)	$106,141 $327,765 $546,167 $256,742 $294,803	16,614 12,718	$385,113 $294,803

(1)	No options were granted by Helix in 2013.
(2)	The numbers in this column represent unvested shares of restricted stock.
(3)	The fair market value is calculated as the product of the closing price on the last business day of 2013, or $23.18 per share, and the number of unvested shares.

46    HELIX ENERGY SOLUTIONS GROUP, INC.  ê 2014 Proxy Statement

(4)	Helix has not paid dividends on its common stock and, as such, no dividends have been made with respect to any outstanding equity awards.
(5)	The numbers in this column represent the amount of the unvested performance share unit awards.
(6)	Restricted shares granted on January 2, 2009, which vest 20% per year for a five-year period beginning on January 2, 2010.
(7)	Restricted shares granted on January 4, 2010, which vest 20% per year for a five-year period beginning on January 4, 2011.
(8)	Restricted shares granted on January 3, 2011, which vest 20% per year for a five-year period beginning on January 3, 2012.
(9)	Restricted shares granted on January 3, 2012, which vest ratably on an annual basis over a three-year period beginning January 3, 2013.
(10)	Restricted shares granted on January 2, 2013, which vest ratably on an annual basis over a three-year period beginning January 2, 2014.
(11)	Restricted shares granted on January 2, 2009, which vest 20% per year for a five-year period beginning on January 2, 2010.
(12)	Restricted shares granted on January 4, 2010, which vest 20% per year for a five-year period beginning on January 4, 2011.
(13)	Restricted shares granted on January 3, 2011, which vest 20% per year for a five-year period beginning on January 3, 2012.
(14)	Restricted shares granted on January 3, 2012, which vest ratably on an annual basis over a three-year period beginning January 3, 2013.
(15)	Restricted shares granted on January 2, 2013, which vest ratably on an annual basis over a three-year period beginning January 2, 2014.
(16)	Restricted shares granted on January 2, 2009, which vest 20% per year for a five-year period beginning on January 2, 2010.
(17)	Restricted shares granted on January 4, 2010, which vest 20% per year for a five-year period beginning on January 4, 2011.
(18)	Restricted shares granted on May 11, 2011, which vest 20% per year for a five-year period beginning on May 11, 2012.
(19)	Restricted shares granted on January 3, 2012, which vest ratably on an annual basis over a three-year period beginning January 3, 2013.
(20)	Restricted shares granted on January 2, 2013, which vest ratably on an annual basis over a three-year period beginning January 2, 2014.
(21)	Restricted shares granted on January 2, 2009, which vest 20% per year for a five-year period beginning on January 2, 2010.
(22)	Restricted shares granted on January 4, 2010, which vest 20% per year for a five-year period beginning on January 4, 2011.
(23)	Restricted shares granted on January 3, 2011, which vest 20% per year for a five-year period beginning on January 3, 2012.
(24)	Restricted shares granted on January 3, 2012, which vest ratably on an annual basis over a three-year period beginning January 3, 2013.
(25)	Restricted shares granted on January 2, 2013, which vest ratably on an annual basis over a three-year period beginning January 2, 2014.

Option Exercises and Stock Vested for Fiscal Year 2013

The following table includes certain information with respect to the options exercised by the named executive officers and with respect to restricted stock vesting for such executive officers during the year ended December 31, 2013.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Owen Kratz, President and CEO	-0-	$-0-	82,541	$1,727,810
Anthony Tripodo, Executive Vice President and Chief Financial Officer	-0-	$-0-	48,246	$1,032,837
Clifford V. Chamblee, Executive Vice President and Chief Operating Officer	-0-	$-0-	14,640	$322,573
Alisa B. Johnson, Executive Vice President General Counsel and Corporate Secretary	-0-	$-0-	29,619	$620,793
Johnny Edwards, Former Executive Vice President – Oil & Gas	-0-	$-0-	43,113	$976,474

HELIX ENERGY SOLUTIONS GROUP, INC.  ê 2014 Proxy Statement    47

All Other Compensation

The following table includes certain information with respect to the other compensation received by the named executive officers during the years ended December 31, 2013, 2012 and 2011.

Name	Year	Helix Contributions to Retirement and 401(k) Plans ($)(1)	Severance Payments/ Accruals ($)	Total ($)

Owen Kratz, President and CEO	2013 2012 2011	$6,375 $6,250 $6,125	$-0- $-0- $-0-	$6,375 $6,250 $6,125
Anthony Tripodo, Executive Vice President and Chief Financial Officer	2013 2012 2011	$6,375 $6,250 $6,125	$-0- $-0- $-0-	$6,375 $6,250 $6,125
Clifford V. Chamblee, Executive Vice President and Chief Operating Officer	2013 2012 2011	$6,375 $6,250 $6,125	$-0- $-0- $-0-	$6,375 $6,250 $6,125
Alisa B. Johnson, Executive Vice President, General Counsel and Corporate Secretary	2013 2012 2011	$6,375 $6,250 $6,125	$-0- $-0- -$0-	$6,375 $6,250 $6,125
Johnny Edwards, Former Executive Vice President – Oil & Gas	2013 2012 2011	$6,375 $6,250 $6,125	-$0- -$0- -$0-	$6,375 $6,250 $6,125

(1)

The amounts in this column consist of matching contributions by Helix through our 401(k) plan. Helix’s Retirement Plan is a 401(k) retirement savings plan under which Helix currently matches 75% (which was increased from 50% effective January 1, 2014) of the employee’s pre-tax contributions up to 5% of the employee’s compensation subject to contribution limits, which was equal to $6,375 for each of the named executive officers in 2013, $6,250 in 2012 and $6,125 in 2011.

Employment Agreements and Change in Control Provisions

Each of our current named executive officers has an employment agreement with Helix. Mr. Edwards also had an employment agreement with Helix prior to his departure in March 2013. Our employment agreements are a component of our overall employment arrangements and as such have the same primary objectives as our compensation program – to attract and retain executive officers. Payments to be made to any executive officer under his or her employment agreement as a result of retirement, death, disability, termination for cause, involuntary termination without cause or upon a change in control are based on such executive officer’s employment agreement. We have historically entered into employment agreements with executive officers contemporaneously with either the executive officer’s initial hiring by us or his or her promotion to an executive officer position. The form of employment agreement contains provisions for the payments described below in order to provide a compensation package that will attract and retain executive officers. In order to provide consistency among our executive officers, we generally continue to use the same form of employment agreement for multiple years; however, more recently elected or appointed executive officers such as Mr. Chamblee (and Mr. Edwards prior to his departure) do not have a “gross-up” provision in their employment agreements. The form was reviewed by our management and by the Compensation Committee’s independent compensation consultant to determine whether the

48    HELIX ENERGY SOLUTIONS GROUP, INC.  ê 2014 Proxy Statement

provisions contained therein were consistent with the employment agreements of our peer group. Although we believe that each company in our peer group understandably has forms of employment agreements that are different from ours, including with respect to specific severance payment provisions, we believe key employment contract provisions covering our executive officers remain in line with market practice and provide terms designed to attract and retain such executive officers. The form of employment agreement is reviewed and approved by the Compensation Committee both for use as a form, and also with respect to the specific terms applicable to each of our executive officers.

Pursuant to his employment agreement, Mr. Kratz is entitled to receive a base annual salary, participate in the annual incentive compensation plan (cash bonus), participate in the long-term incentive plan and participate in all incentive, bonus and other employee benefit plans made available to Helix’s executive officers. The other named executive officers’ employment agreements have similar terms involving salary, bonus and benefits (with amounts that vary due to their responsibilities).

The following information and table labeled “Potential Payments upon Certain Events including Termination after a Change in Control” set forth the amount of payments to each of the named executive officers under certain circumstances and describe certain other provisions of their employment agreements. The following assumptions and general principles apply with respect to the following information and table:

•	The amounts shown with respect to any termination assume that the named executive officer was terminated on December 31, 2013, and therefore does not include Mr. Edwards. Accordingly, the table reflects amounts payable, some of which are estimates based on available information, to the named executive officer upon the occurrence of a termination after a change in control.

•	Each of the named executive officers is entitled to receive amounts earned prior to his or her termination regardless of the manner in which the named executive officer is terminated. In addition, he or she would be entitled to receive any amounts accrued and vested under our retirement and savings programs. These amounts are not shown in the table or otherwise discussed.

Non-Compete Provision

Each executive officer’s employment agreement provides, among other things, that during the term of the executive officer’s employment and for a period of one year after the termination of the executive officer’s employment with us for any reason, the executive officer shall not engage in a business which engages in the business of providing offshore energy construction services in the Gulf of Mexico or the oil and gas exploration and production business in the Gulf of Mexico or other fields in which Helix owns an interest. Each executive officer also agrees not to solicit any customers with whom he or she has had contact or any of our employees for a period of one year after the termination of such executive officer’s employment with us for any reason.

Termination for Cause or as a Result of Death, Disability or Retirement

Pursuant to the employment agreements between us and our named executive officers, if an executive officer is terminated by us for cause or the named executive officer resigns without “Good Reason,” as defined in his or her employment agreement, then the executive officer shall have no further rights under such agreement except to receive base salary for periods prior to the termination and any unpaid cash bonus for the prior year. In the event of the death, disability or retirement of such executive officer, we are obligated to pay to the executive officer’s estate, or other designated party, the executive officer’s salary through the date of such termination plus any unpaid cash bonus for the previous year. The cash bonus for the year of such termination shall be paid in an amount equal to a prorated portion of the bonus for the period prior to the date of termination. Any prorated bonus will be paid on the same date as the bonus is paid to the

HELIX ENERGY SOLUTIONS GROUP, INC.  ê 2014 Proxy Statement    49

other participants (but no later than March 15 of the following year). In the event a named executive officer becomes disabled, such executive officer shall remain eligible to receive the compensation and benefits set forth in his or her employment agreement until his or her termination (a period of at least 6 months and up to 12 months).

Termination by the Executive Officer

In the event a named executive officer who has an employment agreement with Helix terminates his or her employment without “Good Reason,” upon 30 days’ written notice, the executive officer will remain our employee for 30 days and willl remain subject to, and receive the benefit of, the employment agreement during that time. In the event the named executive officer terminates his or her employment with “Good Reason,” then the named executive officer is entitled to receive an amount equal to the factor set forth below times the executive officer’s base salary for the year in which the termination occurs. With respect to each named executive officer other than Mr. Tripodo, all equity-based incentive awards that would have vested in accordance with their terms within 12 months of the termination automatically vest. Mr. Tripodo is not entitled to any additional vesting of his equity-based incentive awards. The executive officer also is entitled to receive any unpaid cash bonus for the preceding year, paid no later than March 15 of the year of termination, and the full amount of his or her target bonus for the year of the termination to be paid at the same time bonuses are paid to the other participants, but no later than March 15 of the following year. The salary multiple for each named executive officer is set forth below:

Owen Kratz -	2 times
Anthony Tripodo -	2 times
Clifford V. Chamblee -	1 times
Alisa B. Johnson -	1 times
Johnny Edwards -	1 times

Involuntary Termination by Helix

In the event we terminate the employment of a named executive officer who has an employment agreement with Helix for any other reason (other than for “Good Cause Reason” or upon the death, disability or retirement of the named executive officer), then the named executive officer is entitled to receive an amount equal to the factor set forth below times the executive officer’s base salary for the year in which the termination occurs. With respect to each named executive officer other than Mr. Tripodo, all equity-based incentive awards that would have vested in accordance with its terms within 12 months of the termination automatically vest. Mr. Tripodo is not entitled to any additional vesting of his equity-based incentive awards. The executive officer also is entitled to receive any unpaid cash bonus for the preceding year, paid no later than March 15 of the year of termination, and the full amount of his or her target bonus for the year of the termination to be paid at the same time bonuses are paid to the other participants, but no later than March 15 of the following year. The salary multiple for each named executive officer is set forth below:

Owen Kratz -	2 times
Anthony Tripodo -	2 times
Clifford V. Chamblee -	1 times
Alisa B. Johnson --	1 times
Johnny Edwards -	1 times

In addition, in the event of the termination of any named executive officer for any reason, including involuntary termination, the Compensation Committee has the discretion to determine the amount and timing of any severance payments and benefits that will be offered to the named executive officer. In making such determination, the Committee takes into consideration the terms of the employment agreement, if any, of the named executive officer. The determination has historically been based in part on the executive officer’s rights under his or her employment agreement as well as any other factors the Compensation Committee deems to be relevant. Moreover, such determination would depend on a variety of circumstances and factors that cannot be anticipated.

50    HELIX ENERGY SOLUTIONS GROUP, INC.  ê 2014 Proxy Statement

The Compensation Committee has been deliberative in the evaluation and determination of severance benefits currently included in the named executive officers’

employment agreements and any deviation therefrom is intended to be rare.

Change in Control Provision

With respect to each named executive officer except Mr. Tripodo, pursuant to the terms of their employment agreements, if a named executive officer terminates his or her employment for “Good Reason” or is terminated by us without “Cause” within a two-year period following a “Change in Control,” in addition to amounts due and payable at the time of such termination, (1) the executive officer is entitled to receive a lump sum payment in an amount equal to the multiple set forth below times such executive officer’s aggregate annual cash compensation (defined as his or her current salary plus cash bonus target), (2) all options and restricted stock and other equity-based awards held by the executive officer under the 2005 Plan and its predecessor, the 1995 Plan and the 2009 Plan, would immediately vest, and (3) the executive officer is entitled to receive a lump sum payment equal to the cost of continuation of health coverage under COBRA for 18 months. For Messrs. Kratz and Tripodo and Ms. Johnson, the agreements provide that if any payment to the named executive officer is subject to any excise tax under Internal Revenue Code Section 4999, a “gross-up” payment would be made to place the executive officer in the same net after-tax position as would have been the case if no excise tax had been payable. The agreement for Mr. Chamblee does not contain any “gross-up” protections with respect to excise tax. (Mr. Edwards’s employment agreement also did not contain any “gross-up” protections.) Mr. Tripodo would receive the same benefits described above upon a “Change in Control” whether or not his employment is terminated.

Owen Kratz -	2.99 times
Anthony Tripodo -	2 times
Clifford Chamblee -	2 times
Alisa B. Johnson -	2 times
Johnny Edwards -	2 times

For purposes of the employment agreements, “Change in Control” is defined as one person or group acquiring stock that gives such person or group control of more than 50% of the value or voting power of Helix, during any 12-month period any person or group obtaining 45 percent or more of the voting power of Helix, or a majority of the board is replaced by persons not endorsed by a majority of the existing board, or a change in ownership of a substantial portion of the assets of Helix. “Cause” means embezzlement or theft, breach of a material provision of the employment agreement, any act constituting a felony or otherwise involving theft, fraud, gross dishonesty or moral turpitude, negligence or willful misconduct, any breach of the executive officer’s fiduciary obligations, a material violation of our policies or procedures or any chemical dependence which adversely affects the performance of the executive officer. “Good Reason” means the material diminution of the executive officer’s base salary, material diminution of his or her authority, duties or responsibilities, a material change in the executive officer’s reporting relationship, material change in the geographic location at which the executive officer must perform his or her duties, or any action that would constitute a material breach of the employment agreement by Helix. As described above, in connection with the sale of ERT, Mr. Edwards’s employment agreement was amended to modify the definition of “Change in Control” from a change in control of Helix to also include a change in control of ERT.

HELIX ENERGY SOLUTIONS GROUP, INC.  ê 2014 Proxy Statement    51

Potential Payments upon Certain Events Including Termination after a Change in Control

If a Change in Control had occurred within three months of the end of 2013 or their employment had been terminated as of December 31, 2013 for other reasons, the named executive officers would have been eligible to receive the payments set forth below.

	O. Kratz	A. Tripodo	C. Chamblee	A. Johnson
Normal and Early Retirement
2013 annual cash incentive compensation	$1,400,000	$600,000	$575,000	$375,000

Total	$1,400,000	$600,000	$575,000	$375,000

Death
2013 annual cash incentive compensation	$1,400,000	$600,000	$575,000	$375,000

Total	$1,400,000	$600,000	$575,000	$375,000

Disability(1)
2013 annual cash incentive compensation	$1,400,000	$600,000	$575,000	$375,000

Total	$1,400,000	$600,000	$575,000	$375,000

Termination for Cause or Resignation without Good Reason
Amount Received	$-0-	$-0-	$-0-	$-0-

Total	$-0-	$-0-	$-0-	$-0-

Involuntary Termination without Cause
2013 annual cash incentive compensation	$1,400,000	$600,000	$575,000	$375,000
Multiple of base salary	1,400,000	960,000	380,000	360,000
Accelerated vesting of restricted stock(2)	1,852,849	-0-	401,213	676,571
Accelerated Cash Performance Award(3)	3,520,058	-0-	456,038	1,162,184

Total	$8,172,907	$1,560,000	$1,812,251	$2,573,755

Termination by Executive for Good Reason
2013 annual cash incentive compensation	$1,400,000	$600,000	$575,000	$375,000
Multiple of base salary	1,400,000	960,000	380,000	360,000
Accelerated vesting of restricted stock(2)	1,852,849	-0-	401,213	676,571
Accelerated Cash Performance Award(3)	3,520,058	-0-	456,038	1,162,184

Total	$8,172,907	$1,560,000	$1,812,251	$2,573,755

52    HELIX ENERGY SOLUTIONS GROUP, INC.  ê 2014 Proxy Statement

	O. Kratz	A. Tripodo	C. Chamblee	A. Johnson

Change in Control
Cash severance payment	$-0-	$2,160,000	$-0-	$-0-
Accelerated vesting of restricted stock(2)	4,071,474	2,118,977	966,119	1,513,619
Accelerated Cash Performance Award(3)	7,253,508	3,308,371	1,594,633	2,395,244
Accelerated Performance Share Unit Award(4)	1,874,996	927,498	640,611	656,497
COBRA Coverage	-0-	21,815	-0-	-0-
Excise tax gross-up	-0-	2,745,087	-0-	-0-

Total	$13,199,978	$11,281,748	$3,201,363	$4,565,360

Change in Control with Involuntary Termination without Cause or by executive for Good Reason
Cash severance payment	$6,279,000	$2,160,000	$1,910,000	$1,470,000
Accelerated vesting of restricted stock(2)	4,071,474	2,118,977	966,119	1,513,619
Accelerated Cash Performance Award(3)	7,253,508	3,308,371	1,594,633	2,395,244
Accelerated Performance Share Unit Award(4)	1,874,996	927,498	640,611	656,497
COBRA Coverage	17,846	21,815	18,068	26,440
Excise tax gross-up	6,519,475	2,745,087	-0-	1,896,276

Total	$26,016,299	$11,281,748	$5,129,431	$7,958,076

(1)

Named executive officers would continue to earn their base salary plus receive benefits for six months after becoming disabled prior to being terminated. Assuming notice of termination occurred on December 31, 2013, the named executive officer would have already received his or her base salary for such period.

(2)	Based upon the closing price of our common stock on December 31, 2013, equal to $23.18 per share.
(3)

Upon an involuntary termination without Cause or a termination by the executive for Good Reason, the named executive officer is entitled to the portion of Cash Performance Award that would vest within one year from the date of termination calculated using the average of the closing price of Helix’s common stock for the 20 days prior to the occurrence of the termination (30 days with respect to the 2009 award). The Cash Performance Award agreement provides for vesting of 100% of the award (or remaining portion thereof) upon the occurrence of a Change in Control calculated using the average of the closing price of our common stock for the 20 days prior to the occurrence of the Change in Control (30 days with respect to the 2009 award).

(4)

The Performance Share Unit Award agreement provides for vesting of 100% of the award upon the occurrence of a Change in Control based on the total shareholder return calculation of Helix and our peer group. Helix’s stock performance was in the highest quintile at the end of 2012 and in the second lowest quintile at the end of 2013; accordingly, the Performance Share Units issued for such years would have been issued at 200% and 50% of the award, respectively.

HELIX ENERGY SOLUTIONS GROUP, INC.  ê 2014 Proxy Statement    53

Mr. Edwards’s Separation from Helix

The following table describes severance payments and other benefits to Mr. Edwards in connection with his termination of employment in March 2013.

Severance Payments(1)

Separation Payment(2)	$	1,910,000

Accelerated vesting of Cash Performance Awards(3)	$	1,003,577

Accelerated vesting of 32,436 Performance Units(4)	$	753,813

Welfare benefits continuation(5)	$	18,966

Lapse of forfeiture restrictions 29,756 shares(6)	$	691,539

Total	$	4,377,895

(1)	These amounts were paid in connection with the change in control of ERT, and Mr. Edwards’s termination following the change in control.
(2)	Consists of two times Mr. Edwards’s salary and bonus target at the time of termination.
(3)	Per the terms of the Cash Performance Awards, the value was calculated using the average of the last 20 days closing price of our common stock prior to the date of termination.
(4)	Amount was calculated using the closing price of our common stock on March 7, 2013, i.e., $23.24.
(5)	Represents 18 months of COBRA benefits continuation.
(6)	The value of the accelerated vesting resulting from the lapse of forfeiture restrictions based on the closing price of our common stock on March 7, 2013, i.e., $23.24.

54    HELIX ENERGY SOLUTIONS GROUP, INC.  ê 2014 Proxy Statement

PROPOSAL 3: APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE 2013 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Helix is seeking a shareholder vote, on a non-binding advisory basis, on the 2013 compensation of our named executive officers (commonly referred to as “say-on-pay”). As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to achieve Helix’s goal of attracting, retaining and motivating executive officers who can develop and execute our business strategy in a way that maximizes value for our shareholders through a range of business cyles. Shareholders are encouraged to read the “Compensation Discussion and Analysis,” the accompanying compensation tables and the related narrative disclosure to better understand the compensation of our named executive officers. In deciding how to vote on this proposal, the board urges you to consider the following factors, which are more fully described in the “Compensation Discussion and Analysis:”

•	In 2013, we delivered strong financial results;
•	We selected a new peer group for 2013 compensation that was appropriate to our evolving business model;
•	Our compensation programs contain a large component of at-risk compensation of our named executive officers; and
•	Over the last several years, we have implemented executive compensation and corporate governance modifications to more closely align our executives with our shareholders.

This vote is non-binding. The Compensation Committee, however, will review the voting results and take them into consideration when making future compensation decisions for our executive officers.

Board of Directors Recommendation

The board recommends that you vote “FOR” the approval, on a non-binding advisory basis, of the following resolution:

RESOLVED, that the shareholders approve, on a non-binding advisory basis, the 2013 compensation of Helix’s named executive officers as disclosed in the Compensation Discussion and Analysis section, the accompanying compensation tables and the related narrative disclosure in this proxy statement.

Vote Required

The vote on our executive compensation is advisory and non-binding. However, the board will consider shareholders to have approved our executive compensation if the proposal receives the affirmative “FOR” vote of a majority of the shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote on the proposal.

HELIX ENERGY SOLUTIONS GROUP, INC.  ê 2014 Proxy Statement    55

SHARE OWNERSHIP INFORMATION

Five Percent Owners

The following table sets forth information as to all persons or entities known by us to have beneficial ownership, as of March 7, 2014, of more than five percent of the outstanding shares of our common stock, other than Mr. Kratz’s beneficial ownership which is set forth below in “Management Shareholdings.” As of March 7, 2014, we had 105,733,632 shares of our common stock outstanding.

The information set forth below has been determined in accordance with Rule 13d-3 under the Exchange Act on the basis of the most recent information filed with the SEC and furnished to us by the person listed. To our knowledge, except as otherwise indicated below, all shares shown as beneficially owned are held with sole voting power and sole dispositive power.

Name and Address	Shares Beneficially Owned		Percent of Common Shares

BlackRock, Inc.	10,908,305	(1)	10.32%
40 East 52nd Street New York, New York 10022
Dimensional Fund Advisors LP	8,380,533	(2)	7.92%
Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746
The Vanguard Group
100 Vanguard Blvd. Malvern Pennsylvania 19355	5,615,037	(3)	5.31%

(1)	Based solely on Amendment No. 5 to Schedule 13G filed with the SEC by BlackRock, Inc. on January 10, 2014. BlackRock has the sole power to vote 10,542,621 shares of common stock beneficially owned by it and the sole power to dispose of 10,908,305 shares of common stock beneficially owned by it.
(2)	Based solely on Amendment No. 2 to Schedule 13G filed with the SEC by Dimensional Fund Advisors LP on February 10, 2014. Dimensional Fund Advisors LP, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an advisor or sub-advisor to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of Helix that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of Helix held by the Funds. However, all securities reported in the Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of those securities.
(3)	Based solely on Amendment No. 1 to Schedule 13G filed with the SEC by The Vanguard Group on February 11, 2014. The Vanguard Group has the sole power to vote 155,632 shares of common stock beneficially owned by it, sole power to dispose of 5,467,026 shares of common stock beneficially owned by it, and shared power to dispose of 148,011 shares of common stock beneficially owned by it.

Management Shareholdings

The following table shows the number of shares of our common stock beneficially owned as of March 7, 2014, the record date for our Annual Meeting, by our directors and named executive officers, and all directors and named executive officers as a group.

The number of shares beneficially owned by each director or named executive officer is determined by the rules of the SEC, and the information does not necessarily indicate beneficial ownership for any other purpose.

56    HELIX ENERGY SOLUTIONS GROUP, INC.  ê 2014 Proxy Statement

Under such rules, beneficial ownership includes any shares over which the person or entity has sole or shared voting power or investment power regardless of economic interest, and also any shares that the person or entity can acquire within 60 days of March 7, 2014 through the exercise of stock options or other rights. The inclusion in the table below of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. As of March 7, 2014, 105,733,623 shares of our common stock were outstanding. The address of all executive officers and directors is in care of Helix Energy Solutions Group, Inc., 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043.

Name of Beneficial Owner (1)	Amount of Beneficial Ownership (2)	Of Shares Beneficially Owned, Amount that may be Acquired Within 60 Days by Option Exercise	Percentage of Common Stock Outstanding
Owen Kratz (3)	6,241,110	-0-	5.9%
Anthony Tripodo (4)	214,899	-0-	*
Clifford V. Chamblee(5)	73,393	-0-	*
Alisa B. Johnson (6)	122,257	-0-	*
John V. Lovoi (7)	99,272	-0-	*
T. William Porter (8)	75,478	-0-	*
Nancy K. Quinn (9)	93,763	-0-	*
Jan Rask(10)	28,610	-0-	*
William L. Transier (11)	98,960	-0-	*
James A. Watt (12)	118,583	-0-	*

All executive officers and directors as a group (10 persons)	7,166,323	-0-	6.77%

*	Indicates ownership of less than 1% of the outstanding shares of our common stock.

(1)	The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them except as may be otherwise indicated in a footnote.
(2)

Amounts include the shares shown in the adjacent column, which are not currently outstanding but are deemed beneficially owned because of the right to acquire them pursuant to options exercisable within 60 days of March 7, 2014 (i.e., on or before May 4, 2014).

(3)

Mr. Kratz disclaims beneficial ownership of 1,000,000 shares included in the above table, which are held by Joss Investments Limited Partnership, an entity of which he is a General Partner. Amount includes 129,964 shares of unvested restricted stock over which Mr. Kratz has voting power.

(4)	Amount includes 67,390 shares of unvested restricted stock over which Mr. Tripodo has voting power.
(5)	Amount includes 40,263 shares of unvested restricted stock over which Mr. Chamblee has voting power.
(6)	Amount includes 48,119 shares of unvested restricted stock over which Ms. Johnson has voting power.
(7)	Amount includes 40,292 shares of unvested restricted stock over which Mr. Lovoi has voting power.
(8)	Amount includes 35,347 shares of unvested restricted stock over which Mr. Porter has voting power.
(9)	Amount includes 33,152 shares of unvested restricted stock over which Ms. Quinn has voting power.
(10)	Amount includes 24,226 shares of unvested restricted stock over which Mr. Rask has voting power.
(11)	Amount includes 33,152 shares of unvested restricted stock over which Mr. Transier has voting power.
(12)	Amount includes 33,152 shares of unvested restricted stock over which Mr. Watt has voting power.

Section 16(a) Beneficial Ownership Reporting Compliance

The Exchange Act requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities, or “reporting persons,” to file with the SEC initial reports of ownership and to report changes in ownership of our common stock. Reporting persons are required by SEC regulations to furnish Helix with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of these reports furnished to us, we believe that all reports required to be filed by reporting persons pursuant to Section 16(a) of the Exchange Act were filed for the year ended December 31, 2013 on a timely basis.

HELIX ENERGY SOLUTIONS GROUP, INC.  ê 2014 Proxy Statement    57

EQUITY COMPENSATION PLAN INFORMATION

The table below provides information relating to Helix’s equity compensation plans as of December 31, 2013.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Compensation Plans
Equity compensation plans approved by security holders (1)	247,888(3)	-0-	7,962,971	(4)
Equity compensation plans not approved by security holders (2)	-0-	-0-	-0-

Total	247,888	-0-	7,962,971

(1)	The 2005 Plan, as amended and restated in May 2012, provides that Helix may grant up to 10,300,000 shares of our common stock in the form of options to purchase up to 2,000,000 shares of common stock and up to 8,300,000 shares of restricted stock or restricted stock units subject to the plan’s terms and conditions. In May 2012, the shareholders approved the Helix Energy Solutions Group, Inc. Employee Stock Purchase Plan (the “ESPP”) that authorized the issuance of 1,500,000 shares subject to the terms and conditions of the ESPP.

(2)	The 1995 Plan was approved in 1995 at a meeting of the Compensation Committee. Under the 1995 Plan, a maximum of 10% of the total shares of our common stock issued and outstanding could be granted to key executives and selected employees and non-employee members of the board in the form of stock options, stock appreciation rights or stock awards. Following the approval by shareholders of the 2005 Plan in May 2005, no further grants have been or will be made under the 1995 Plan.

(3)	Based on share price calculated as of December 31, 2013, represents the number of shares that would have been issued on that date, had a vesting occurred on that date, in respect of the 183,673 performance share units granted in 2013 and 2012 that are currently outstanding. As of December 31, 2013, the total number of full value awards outstanding under the 2005 Plan was 955,615, consisting of 699,177 restricted shares, 72,765 restricted share units and the 183,673 performance share units.

(4)	As of December 31, 2013, 4,620,676 shares of restricted stock and options to purchase up to 2,000,000 shares of common stock were available for future issuance under the 2005 Plan, and 1,342,295 shares were available under the ESPP. Shares purchased on December 31, 2013 by participating employees under the ESPP, but not issued until January 2014, are treated as issued shares for purposes of this table and therefore are not included in any amounts in the table.

OTHER INFORMATION

Expenses of Solicitation

The cost of this proxy solicitation will be borne by Helix. It is expected that the solicitation will be primarily by mail, telephone and facsimile. We have arranged for Okapi Partners, LLC, 437 Madison Ave., 28th Floor, New York, New York 10022, to solicit proxies for a fee of $8,000 plus out-of-pocket expenses. Proxies may also be solicited personally by directors, officers, and other employees of Helix in the ordinary course of business and at nominal cost. Proxy materials will be provided for distribution through brokers, custodians, and other nominees or fiduciaries to owners of our common stock. We expect to reimburse those parties for their reasonable out-of-pocket expenses incurred in connection therewith.

Proposals and Director Nominations for 2015 Shareholders Meeting

In order for a shareholder proposal (other than for the nomination of directors) to be considered for inclusion in our proxy statement for the 2015 Annual Meeting of Shareholders, the written proposal must be received by our Corporate Secretary at the address of our principal executive offices set forth below no later than

November 21, 2014. The proposal must comply with SEC regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. The persons designated in the proxy card will be granted discretionary authority with respect to any shareholder proposal not submitted to us timely.

58    HELIX ENERGY SOLUTIONS GROUP, INC.  ê 2014 Proxy Statement

With respect to shareholder nominations of directors, a shareholder may propose director candidates for consideration by the Corporate Governance and Nominating Committee of the board. Any recommendations should include the nominee’s name and qualifications for board membership and should be directed to our Corporate Secretary at the address of our principal executive offices set forth below. In addition, our By-laws permit shareholders to propose business to be considered and to nominate directors for election by the shareholders. To propose business to be considered or to nominate a director, the shareholder must deliver a notice to the Corporate Secretary setting forth the business or the name of the nominee and all information required to be disclosed in solicitations of proxies or otherwise required pursuant to Regulation 14A under the Exchange Act together with the person’s written consent to serve as a director if elected. The shareholder providing the proposal or nomination must provide his or her name and address and the class and number of voting securities held by him or her. The shareholder must be a shareholder of record on the day the nomination notice is delivered to us and be eligible to vote for the election of directors at the Annual Meeting of Shareholders. In addition, the shareholder must give timely notice to our Corporate Secretary no later than January 31, 2015. A copy of the By-laws is available from our Corporate Secretary.

All submissions to, or requests from, the Corporate Secretary should be addressed to our corporate offices at 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043.

Other

Some broker, bank and other nominee record holders of our stock may be participating in the practice of “householding.” This means that only one copy of our 2013 Annual Report and this proxy statement will be sent to shareholders who share the same last name and address. Householding is designed to reduce duplicate mailings and to save printing and postage costs. If you receive a household mailing this year and would like to receive additional copies of our 2013 Annual Report or this proxy statement, please submit your request in writing to the address set forth below.

Our 2013 Annual Report on Form 10-K, including financial statements, is available to shareholders of record as of March 7, 2014, together with this proxy statement.

WE WILL FURNISH TO SHAREHOLDERS WITHOUT

CHARGE A COPY OF OUR ANNUAL REPORT (INCLUDING THE ANNUAL REPORT ON FORM 10-K) FOR THE FISCAL YEAR ENDED DECEMBER 31, 2013, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON RECEIPT OF WRITTEN REQUEST ADDRESSED TO: CORPORATE SECRETARY, HELIX ENERGY SOLUTIONS GROUP, INC., 3505 WEST SAM HOUSTON PARKWAY NORTH, SUITE 400, HOUSTON, TEXAS 77043 OR BY CALLING (888) 345-2347 AND ASKING FOR THE CORPORATE SECRETARY.

The board knows of no other matters to be presented at the Annual Meeting. If any other business properly comes before the Annual Meeting or any adjournment thereof, the proxies will vote on that business in accordance with their best judgment.

By Order of the Board of Directors

Alisa B. Johnson
Corporate Secretary
Helix Energy Solutions Group, Inc.

HELIX ENERGY SOLUTIONS GROUP, INC.  ê 2014 Proxy Statement    59

Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET/MOBILE – www.proxypush.com/hlx
Use the Internet to vote your proxy until 12:00 noon (Central Daylight Time) on April 30, 2014.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 12:00 noon (Central Daylight Time) on April 30, 2014.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

  Please detach here

The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3.
1. To elect two “Class III” directors of the	01. Nancy K. Quinn	☐ FOR all “Class III”	☐ WITHHOLD
Company with terms expiring in 2017:	02. William L. Transier	nominees (except as	AUTHORITY
		indicated below)	from ALL nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year 2014.		☐ For ☐ Against ☐ Abstain

3. Approval, on a non-binding advisory basis, of the 2013 compensation of our named executive officers.		☐ For ☐ Against ☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE PROXY BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE CLASS III DIRECTORS INDICATED IN PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND IN THE PROXY HOLDER’S DISCRETION ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF. ABSTENTIONS WILL BE COUNTED TOWARD THE EXISTENCE OF A QUORUM.

Date
Address Change? Mark box, sign, and indicate changes below: ☐

Signature(s) in Box

Please sign exactly as the name appears on this proxy. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporation name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

HELIX ENERGY SOLUTIONS GROUP, INC.

ANNUAL MEETING OF SHAREHOLDERS

MAY 1, 2014

3505 West Sam Houston Parkway North

Suite 400

Houston, Texas 77043

Helix Energy Solutions Group, Inc. 3505 West Sam Houston Parkway North, Suite 400 Houston, Texas 77043	proxy

This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting on May 1, 2014.

The undersigned, having duly received the Notice of Annual Meeting of Shareholders and the Proxy Statement, dated March 21, 2014, hereby appoints Anthony Tripodo and Alisa B. Johnson as Proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all shares of Helix Energy Solutions Group, Inc. common stock held of record by the undersigned on March 7, 2014 at the 2014 Annual Meeting of Stockholders to be held on May 1, 2014 at 10:00 a.m. at Helix’s corporate office, 3505 West Sam Houston Parkway North, Suite 400, Houston, Texas 77043, and any adjournments thereof.

See reverse for voting instructions.